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Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of May 10, 2013

by and among

TRLG HOLDINGS, LLC,

TRLG MERGER SUB, INC.

and

TRUE RELIGION APPAREL, INC.

i

ii

 AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of May 10, 2013 (this "Agreement"), is by and among TRLG HOLDINGS, LLC, a Delaware limited liability company ("Parent"), TRLG MERGER SUB, INC., a Delaware corporation and an indirect wholly owned Subsidiary of Parent ("Merger Sub"), and TRUE RELIGION APPAREL, INC., a Delaware corporation (the "Company"). Certain terms used in this Agreement are defined in Section 7.11.

        WHEREAS, the Board of Directors of the Company (the "Company Board"), upon the recommendation of the Special Committee of the Company Board, has unanimously (i) determined that it is in the best interests of the Company and its stockholders (the "Company Stockholders") to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the merger of Merger Sub with and into the Company (the "Merger"), and adopted resolutions approving this Agreement and declaring its advisability, and (iii) resolved, on the terms and subject to the conditions set forth in this Agreement, to recommend that the Company Stockholders adopt this Agreement and approve the transactions contemplated hereby, including the Merger;

        WHEREAS, the Board of Directors of Parent has approved this Agreement and the acquisition of the Company by Parent and Merger Sub on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, the Board of Directors of Merger Sub has adopted resolutions approving this Agreement and declaring its advisability; and

        WHEREAS, concurrently with the execution of this Agreement, each of TowerBrook Investors III, L.P., TowerBrook Investors III (Parallel), L.P. and TowerBrook Investors III Executive Fund, L.P. (each, a "Guarantor" and, collectively, the "Guarantors") is entering into a limited guaranty in favor of the Company (the "Guaranty") with respect to certain obligations of Parent and Merger Sub under this Agreement, subject to the terms and conditions set forth therein.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
THE MERGER

        Section 1.1.    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, in accordance with the DGCL, and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II.

        Section 1.2.    Closing.    Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place at 10:00 a.m. (New York, New York time) on a date to be specified by the parties (the "Closing Date"), which date shall be no later than the third (3rd) Business Day after satisfaction or waiver of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Greenberg Traurig, LLP, The MetLife Building, 200 Park Avenue, New York, New York 10166, unless another time, date or place is agreed to in writing by the parties hereto; provided, however, that if the Marketing Period has not ended at the time of satisfaction or waiver of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), the Closing shall occur on the earlier to occur of (a) a date during the Marketing Period specified by Parent on no less than three (3) Business Days' notice to the Company and (b) the third (3rd) Business Day immediately following the final day of the Marketing Period (subject in each case to the satisfaction or waiver of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) as of the date determined pursuant to this proviso), or such other date, time, or place as agreed to in writing by the parties hereto. By agreement of the parties the Closing may take place by delivery of the documents to be delivered at the Closing by facsimile or other electronic transmission. All deliveries by one party to any other party at the Closing shall be deemed to have occurred simultaneously and none shall be effective until and unless all have occurred, unless the parties agree otherwise in writing.

        Section 1.3.    Effective Time.    Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Company and Parent will cause the Certificate of Merger to be duly executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall take all such reasonable further actions as may be required by Law to make the Merger effective. The Merger shall become effective on the Closing Date at the time when the Certificate of Merger has been duly filed with the office of the Secretary of State of the State of Delaware or at such later date and time as Parent and the Company may agree and specify in the Certificate of Merger in accordance with the DGCL (the "Effective Time").

        Section 1.4.    Conversion of the Shares.    At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

          (a)   Except as provided in Section 1.4(b) or Section 1.9(h), each share of Company Common Stock (all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the "Shares") issued and outstanding immediately prior to the Effective Time by virtue of the Merger, and without any action on the part of the holder thereof, shall be converted automatically into the right to receive, in cash without interest and subject to any required withholding of Taxes, an amount equal to $32.00 (the "Merger Consideration") upon surrender of the Certificate representing such Shares as provided in Section 1.9. All Shares, when so converted, shall no longer be outstanding and shall automatically be retired and shall cease to exist, and each holder of a Certificate representing Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such Shares have been converted, as provided herein.

          (b)   Each Share that is owned by the Company as treasury stock or otherwise or by any Subsidiary of the Company and each Share owned by Parent, Merger Sub or any other Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto.

          (c)   Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

        Section 1.5.    Organizational Documents.

          (a)   At the Effective Time, pursuant to the Merger, the certificate of incorporation of the Surviving Corporation shall be amended to read in its entirety the same as the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, except that the corporate name of the Surviving Corporation remains "True Religion Apparel, Inc.". Thereafter, the certificate of incorporation of the Surviving Corporation may be amended in accordance with its terms and as provided by Law.

          (b)   At the Effective Time, pursuant to the Merger, the bylaws of the Surviving Corporation shall be amended to read in their entirety the same as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, except that the corporate name of the Surviving Corporation remains "True Religion Apparel, Inc.". Thereafter, the bylaws of the Surviving Corporation may be amended in accordance with their terms and the certificate of incorporation of the Surviving Corporation and as provided by Law.

        Section 1.6.    Directors and Officers of the Surviving Corporation.    The Company shall cause to be delivered to Parent, prior to the Closing, resignations of all the directors of the Company, unless otherwise specified in writing by Parent, to be effective at the Effective Time. Immediately following the Effective Time, the directors of Merger Sub will be the directors of the Surviving Corporation and the officers of the Company shall continue in office as the officers of the Surviving Corporation, and such directors and officers shall hold office until successors are duly elected or appointed and qualified in accordance with and subject to applicable Law and the certificate of incorporation and bylaws of the Surviving Corporation.

        Section 1.7.    Restricted Stock.    At the Effective Time, each Share subject to restrictions on transfer and/or forfeiture issued by the Company under the Company Incentive Plans, including those Shares subject to performance-based conditions ("Company Restricted Shares"), shall become or otherwise be deemed fully vested effective immediately prior to the Effective Time. Except as may be otherwise agreed in writing between Parent and an individual holder of Company Restricted Shares, at the Effective Time, each vested, issued and outstanding Company Restricted Share shall be converted into the right to receive the Merger Consideration in accordance with Section 1.4(a) hereof, less required withholding Taxes in accordance with Section 1.9(g).

        Section 1.8.    Adjustments to Prevent Dilution.    In the event that the Company changes the number of Shares issued and outstanding on or after the date hereof and prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be proportionately adjusted to reflect such change; provided that this Section 1.8 shall not affect or supersede the provisions of Section 4.1.

        Section 1.9.    Exchange of Certificates.

          (a)    Paying Agent.    Prior to the Effective Time, Parent shall appoint the Paying Agent to act as paying agent for the payment of the Merger Consideration upon surrender of the Certificates pursuant to this Section 1.9 and payment of the other amounts payable pursuant to this Article I. Immediately prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent cash in the aggregate amount required to pay the Merger Consideration in respect of the Shares (including Company Restricted Shares pursuant to Section 1.7), and the Company shall cooperate with Parent in depositing cash with the Paying Agent substantially simultaneously, as needed (such cash amounts being referred to herein as the "Exchange Fund"). The Exchange Fund shall be used solely for purposes of paying the Merger Consideration in respect of the Shares (including Company Restricted Shares) in accordance with this Section 1.9 and shall not be used to satisfy any other obligation of the Company or any of its Subsidiaries. Pending distribution of the Exchange Fund in accordance with this Section 1.9, Parent may direct the Paying Agent to invest such cash, provided that such investments are Permitted Investments and shall have maturities that will not prevent or delay payments to be made pursuant to this Section 1.9. Any income from investment of the Exchange Fund will be payable solely to Parent. If the Exchange Fund diminishes for any reason below the amount required to make prompt payment of the Merger Consideration, then Parent or the Surviving Corporation shall promptly replace or restore the lost portion of the Exchange Fund to ensure that it is, at all times, maintained at a level sufficient to make such payments.

          (b)    Exchange Procedures.

              (i)  As soon as practicable (but not more than three (3) days) after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates (or evidence of shares in book entry form), that, immediately prior to the Effective Time, represented outstanding Shares (the "Certificates") that were subsequently converted into the right to receive the Merger Consideration, as set forth in Section 1.4: (A) a letter of transmittal (a "Letter of Transmittal") that (1) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 1.9(f)) and (2) shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify (including customary instructions with respect to the delivery of Shares held in book entry form); and (B) instructions for use in effecting the surrender of the Certificates in exchange for payment of the applicable Merger Consideration.

             (ii)  Upon surrender of a Certificate for cancellation to the Paying Agent, together with a Letter of Transmittal, duly completed and validly executed, and any other documents reasonably required by the Paying Agent or the Surviving Corporation, (A) the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the applicable amount of cash equal to the Merger Consideration for each Share represented by such Certificate and (B) the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon surrender of the Certificates. Until surrendered as contemplated by this Section 1.9(b), each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration.

            (iii)  In the event of a valid transfer of ownership of Shares prior to the Effective Time that is not registered in the transfer records of the Company, the appropriate amount of the Merger Consideration may be paid to the applicable transferee if the Certificate representing such Shares is presented to the Paying Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all customary documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable Taxes have been paid.

          (c)    No Further Ownership Rights.    All Merger Consideration paid upon the surrender for exchange of the Certificates representing Shares in accordance with the terms of this Section 1.9 shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and, after the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 1.9.

          (d)    Termination of Exchange Fund.    Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former Company Stockholders on the date twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holder of Shares who has not theretofore received any applicable Merger Consideration to which such holder of Shares is entitled under this Section 1.9 shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of their claim for Merger Consideration without any interest thereon and only as a general creditor thereof.

          (e)    No Liability.    None of Parent, the Surviving Corporation or Merger Sub shall be liable to any holder of Shares for any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such Shares at such date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law or Order, become the property of Parent free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

          (f)    Lost, Stolen or Destroyed Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation or the Paying Agent, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct, or the execution and delivery by such Person of an indemnity agreement in such form as the Surviving Corporation may direct, in each case as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the appropriate amount of the Merger Consideration.

          (g)    Withholding of Taxes.    Notwithstanding anything to the contrary in this Agreement, Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any Person such amounts as Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or under any provision of state, local or foreign Tax Law (including any income Tax Law or other Tax Law). To the extent that amounts are so withheld by the Surviving Corporation, any Affiliate thereof, Parent or the Paying Agent, such withheld amounts shall be (i) paid over to the applicable Governmental Authority in accordance with applicable Law or Order and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Surviving Corporation, any Affiliate thereof, Parent or the Paying Agent, as the case may be.

          (h)    Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, any Shares (the "Dissenting Shares") that are issued and outstanding immediately prior to the Effective Time and that are owned by a Company Stockholder who has perfected and not withdrawn a demand for dissenters' rights pursuant to Section 262 of the DGCL (a "Dissenting Stockholder") shall not be converted into or be exchangeable for the right to receive the Merger Consideration unless and until such Person shall have effectively withdrawn (in accordance with Section 262 of the DGCL) or lost such Person's right to payment of fair value under the DGCL with respect to such Dissenting Shares. Instead, unless and until a Dissenting Stockholder shall have effectively so withdrawn or lost such Dissenting Stockholder's right to appraisal under the DGCL with respect to Dissenting Shares, such Dissenting Stockholder shall be entitled to those rights granted by Section 262 of the DGCL with respect to such Dissenting Shares. The Company shall give Parent (i) prompt notice of any written demands for appraisal under Section 262 of the DGCL, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to Company Stockholders' dissenters' rights and (ii) the opportunity to participate in and control all negotiations and proceedings with respect to demands for appraisal under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal under Section 262 of the DGCL or offer to settle or settle any such demands.

 ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Subject to Section 7.6(b), except (i) as disclosed in the Filed Company SEC Documents filed since December 31, 2010, other than any disclosures contained under the captions "Risk Factors" or "Forward Looking Statements" (or any similar captions) and any other disclosures contained therein that are predictive, cautionary or forward looking in nature, or (ii) as set forth in the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Merger Sub:

        Section 2.1.    Organization, Standing and Corporate Power.

          (a)   Each of the Company and Guru Denim Inc. is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated. Each of the Company's other Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or formed. Each of the Company and its Subsidiaries has all requisite corporate or other power, as the case may be, and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (b)   The copies of the Company Charter Documents that are incorporated by reference into the Company 10-K are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of or default under any of the provisions of the Company Charter Documents and will not be in violation of or default under any of the provisions of the Company Charter Documents, as such Company Charter Documents may be amended (subject to Section 4.1) between the date hereof and the Closing Date. No Subsidiary of the Company is in violation of or default under any of the provisions of its articles of incorporation, bylaws or similar organizational documents, except for violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (c)   Section 2.1(c) of the Company Disclosure Schedule lists, as of the date hereof, all Subsidiaries of the Company together with the jurisdiction of organization of each such Subsidiary. Except as set forth in Section 2.1(c) of the Company Disclosure Schedule, (i) the Company is the direct or indirect owner of all outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company, (ii) all such shares or other equity interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company and (iii) all such shares or other equity interests are free and clear of all liens, pledges, proxies, charges, mortgages, encumbrances, adverse rights, restrictions or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the "blue sky" laws of the various States of the United States) (collectively, "Liens"). Other than money market accounts, the Company does not own, directly or indirectly, any capital stock of, or voting securities or equity interests in, any Person, other than its Subsidiaries.

        Section 2.2.    Capitalization.

          (a)   The authorized capital stock of the Company consists of 80,000,000 shares of common stock, par value $0.0001 per share ("Company Common Stock"), and 20,000,000 shares of preferred stock, par value $0.0001 per share ("Company Preferred Stock"). At the close of business on the date of this Agreement, (i) 26,088,856 shares of Company Common Stock were issued and outstanding (including 331,989 unvested Company Restricted Shares), (ii) no shares of Company Common Stock were held by the Company in its treasury and (iii) no shares of Company Preferred Stock were issued and outstanding. All of the Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. None of the Subsidiaries of the Company beneficially owns any shares of Company Common Stock or any other equity securities of the Company.

          (b)   Except as set forth on Section 2.2(b) of the Company Disclosure Schedule, since December 31, 2012, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the outstanding Company Restricted Share awards or as otherwise expressly permitted by this Agreement.

          (c)   Except (i) as set forth in Section 2.2(a), or (ii) as otherwise expressly permitted by Section 4.1 hereof, as of the date of this Agreement there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of, or obligating the Company or any of its Subsidiaries to transfer or sell, any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Common Stock. None of the Company or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries. None of the Company or any Subsidiary of the Company is a party to any stockholders' agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to capital stock, voting securities or equity interests of the Company or any of its Subsidiaries or any other agreement relating to the disposition, voting or dividends with respect to any such stock, securities or interests.

        Section 2.3.    Authority; Noncontravention; Voting Requirements.

          (a)   The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder (other than to consummate the Merger) and, subject to obtaining the Company Stockholder Approval, to consummate the Merger. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly adopted, authorized and approved by the Company Board, and except for obtaining the Company Stockholder Approval with respect to consummation of the Merger, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws of general application affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the "Bankruptcy and Equity Exception").

          (b)   The Company Board, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Merger and the other Transactions are fair to, and in the best interests of, the Company Stockholders, (ii) approved and declared advisable this Agreement and the Merger and the other Transactions, and (iii) resolved to recommend adoption by the Company Stockholders of this Agreement (such recommendation, the "Company Recommendation"), which resolutions, as of the date hereof, have not been subsequently withdrawn or modified in a manner adverse to Parent or Merger Sub. The Company has made available to Parent prior to the date hereof solely for informational purposes a true, complete and correct copy of the final version of the resolutions by which the Company Board took the actions described in the prior sentence.

          (c)   None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the terms or provisions hereof will (i) conflict with or violate any provision of the Company Charter Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 2.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 2.4 are made, (A) violate any material Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a "Contract") or Permit, to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii)(B), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          (d)   The affirmative vote (in person or by proxy) of the holders of a majority of the Shares for the adoption of this Agreement is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions (the "Company Stockholder Approval").

        Section 2.4.    Governmental Approvals.    Except for (a) the filing with the SEC of a Proxy Statement in definitive form relating to the Company Stockholders Meeting, and any other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act, state securities laws or "blue sky" laws of the of the various States of the United States and the rules of NASDAQ, (b) the filing of the Certificate of Merger with the Department of State of the State of Delaware pursuant to the DGCL and (c) filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 2.5.    Company SEC Documents; Undisclosed Liabilities.

          (a)   The Company has filed with and furnished to the SEC all Company SEC Documents since January 1, 2010 (collectively, the "Company Reports"), and the Company will file with and furnish to the SEC all Company SEC Documents required to be filed or furnished after the date of this Agreement. As of their respective effective dates (in the case of Company Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company Reports), and, if amended, as of the date of the last such amendment, the Company Reports complied (or, with respect to those to be filed or furnished after the date of this Agreement, will comply) in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Company Reports, and none of the Company Reports as of such respective dates and, if amended, as of the date of the last such amendment contained (or, with respect to those to be filed or furnished after the date of this Agreement, will contain) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC or its staff with respect to the Company Reports. To the Knowledge of the Company, none of the Company Reports is the subject of ongoing SEC review or investigation.

          (b)   The consolidated financial statements of the Company included or incorporated by reference in the Company Reports comply (or, with respect to those included or incorporated by reference in the Company Reports filed or furnished after the date of this Agreement, will comply) as to form, as of their respective dates and, if amended, as of the date of the last such amendment, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been (or, with respect to those included or incorporated by reference in the Company Reports filed or furnished after the date of this Agreement, will be) prepared in accordance with GAAP (except as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present (or, with respect to those included or incorporated by reference in the Company Reports filed or furnished after the date of this Agreement, will fairly present) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, the absence of notes and other adjustments described therein).

          (c)   The Company has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act; such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company's principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are sufficiently effective to provide reasonable assurance that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The Company's principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company's auditors and the audit committee of the Company Board (i) all significant deficiencies in the design or operation of internal controls that are reasonably likely to adversely affect the

  Company's ability to record, process, summarize and report financial data and have identified for the Company's auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls, all of which information described in clauses (i) and (ii) above has been disclosed by the Company to Parent prior to the date of this Agreement. To the Knowledge of the Company, except as set forth in the Filed Company SEC Documents, since January 1, 2010, none of the Company, its Subsidiaries or the Company's auditors has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company, including its consolidated Subsidiaries; (B) any illegal act or fraud, whether or not material, that involves the management or other employees of the Company or any of its Subsidiaries; or (C) any claim or allegation regarding any of the foregoing.

          (d)   Except as set forth in Section 2.5(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Liabilities except Liabilities (i) reflected or reserved against on the unaudited balance sheet of the Company and its Subsidiaries as of March 31, 2013 (the "Balance Sheet Date") (including the notes thereto) provided by the Company to Parent prior to the date hereof, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) permitted or contemplated by Section 4.1 of this Agreement, (iv) which have been discharged or paid in full in the ordinary course of business, consistent with past practice, as of the date of this Agreement or (v) which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (e)   Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC)), that has not been so described in the Filed Company SEC Documents filed since December 31, 2010.

          (f)    As of May 8, 2013, the Company had, on a consolidated basis, at least $210,986,000 of global cash on hand expressed in U.S. dollars (of which at least $201,162,000 was held in the U.S.), and the Company on a consolidated basis has additional accounts which had at least $2,770,000 of cash on deposit as of April 30, 2013, and the Company is not party to any Contract or understanding (including any obligation to make a Distribution) that would restrict, impair or impose any delay, cost liability or obligation with respect to the use of such Available Cash in the Exchange Fund.

        Section 2.6.    Absence of Certain Changes or Events.

        Since December 31, 2012, (a) there have not been any changes, events, effects, developments, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect, (b) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice, (c) none of the Company or any of its Subsidiaries has redeemed, purchased or otherwise acquired any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests or has declared, authorized, set aside for payment or paid any Distribution, and (d) there has not occurred any action or event that, had such action or event occurred after the date of this Agreement and prior to the Effective Time, would have materially breached any of the covenants contained in Section 4.1.

        Section 2.7.    Legal Proceedings.    Except as set forth in the Filed Company SEC Documents filed since December 31, 2010 or Section 2.7 of the Company Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceeding, claim, suit or action against, or, to the Knowledge of the Company, governmental or regulatory audit or investigation of, the Company, any of its Subsidiaries, any of its or their respective properties or assets, or any officer, director or employee of the Company or any of its Subsidiaries in such capacity, that, individually or in the aggregate, would reasonably be expected to result in losses in excess of amounts reserved on the Company's consolidated balance sheet dated March 31, 2013 of at least $1,000,000. There is no Order imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company, any of its Subsidiaries or any of its or their respective properties or assets, by or before any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

        Section 2.8.    Compliance With Laws; Permits.    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are (and since January 1, 2010 have been) in compliance with all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, "Laws") applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries hold (and since January 1, 2010 have held) all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the lawful conduct of their respective businesses (collectively, "Permits"). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are (and since January 1, 2010 have been) in compliance with the terms of all such Permits. Since January 1, 2010, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority (a) claimed or alleged that the Company or any of its Subsidiaries was not in material compliance with all Laws applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations or (b) was considering the amendment, termination, suspension, revocation or cancellation of any material Permit. To the Knowledge of the Company, since January 1, 2008, none of the Company, its Subsidiaries or any of their respective Representatives (in each case, acting in the capacity of a Representatives of the Company or any of its Subsidiaries) has (i) used any material funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of, or regulatory requirement promulgated under, the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010, as amended, or any other anti-corruption, bribery, money laundering or similar Law of any Governmental Authority, whether foreign or domestic.

        Section 2.9.    Information Supplied.    The Proxy Statement will not, on the date it is first mailed to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and will not, at the time of the Company Stockholders Meeting (if such a meeting is held), omit to state any material fact necessary to correct any statement in any earlier communication from the Company with respect to the solicitation of proxies for the Company Stockholders Meeting which shall have become false or misleading in any material respect. The Proxy Statement will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

        Section 2.10.    Tax Matters.

          (a)   Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and correct in all material respects. Each of the Company and its Subsidiaries has timely paid all material Taxes required to be paid by it, whether or not shown on any Tax Return.

          (b)   The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all material Taxes payable by, and all material deferred Tax liabilities and Tax contingencies of, the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. No material deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, except for deficiencies that have been satisfied, settled or withdrawn and other than Permitted Exceptions. There are no Liens for material Taxes on any of the assets of the Company or any of its Subsidiaries, other than Permitted Exceptions. All material amounts of Tax required to be withheld or collected by the Company or any of its Subsidiaries have been timely withheld or collected and timely paid over to the appropriate Governmental Authority. There are no pending audits, examinations, investigations or other proceedings by any taxing authority in respect of a material amount of Taxes.

          (c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Tax Returns of the Company and each of its Subsidiaries have been examined by the relevant Governmental Authority (or the applicable statutes of limitations for the assessment of Taxes for such periods have expired) for all years to and including the year ending 2007, and (ii) there is no currently effective waiver or extension of the period of assessment or collection of any Taxes with respect to the Company or any of its Subsidiaries nor has any request been made for such waiver or extension.

          (d)   Neither the Company nor any of its Subsidiaries: (i) is or has been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was the Company) or any derivation thereof; (ii) has any material liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar or analogous provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise; (iii) is a party to or is bound by any agreement or arrangement relating to the indemnification, allocation or sharing of Taxes (other than any such agreement exclusively between or among the Company and wholly owned subsidiaries of the Company and other than leases and similar ordinary course financing agreements the primary purpose of which does not relate to Taxes); or (iv) has participated or engaged in any "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b) or any similar transaction for state, local or foreign income Tax purposes.

          (e)   Since January 1, 2010, neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

          (f)    Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or other arrangement that, individually or collectively, could give rise to the payment of any material amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code or would be subject to withholding under Section 4999 of the Code.

          (g)   The Company has made available to Parent in the VDR true, complete and correct copies of (i) all Tax Returns of the Company and its Subsidiaries for the preceding three (3) taxable years and (ii) any audit report issued since January 1, 2010 (or otherwise with respect to any audit or proceeding in progress or any audit report relating to a matter as to which the statute of limitations has not expired) relating to Taxes of the Company or any of its Subsidiaries.

          (h)   The Company Common Stock is regularly traded on an established securities market within the meaning of Section 897(c)(3) of the Code and Treasury Regulation Section 1.897-9T(d).

          (i)    Except as set forth in Section 2.10(i) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction in which Tax is imposed or the value of the interest is reassessed on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property, and (ii) none of the property owned by the Company or any of its Subsidiaries is a "tax exempt use property" within the meaning of Section 168(h) of the Code.

          (j)    Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign income Tax Law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.

          (k)   Neither the Company nor any of its Subsidiaries is subject to income Tax in a jurisdiction in which it does not file income Tax Returns, and, since January 1, 2010, neither the Company nor any of its Subsidiaries has received written notice of any claim made by a Governmental Authority in a jurisdiction where it does not file a Tax Return that it is or may be subject to taxation by such jurisdiction. Each of the Company and its Subsidiaries has been resident for tax purposes in its country of incorporation and nowhere else at all times since its incorporation and will be so resident at Closing.

          (l)    Except as set forth in Section 2.10(l) of the Company Disclosure Schedule, no election has been made under Treasury Regulations Section 301.7701-3 or any similar provision of Tax law to treat the Company or any of its Subsidiaries as an association, corporation or partnership, and (ii) neither the Company nor any of its Subsidiaries is disregarded as an entity for Tax purposes.

          (m)  Neither the Company nor any of its Subsidiaries is or has ever been a party to a material transaction or agreement that is materially in conflict with the Tax rules on transfer pricing in any relevant jurisdiction. Each of the Company and its Subsidiaries has maintained documentation (including any applicable transfer pricing studies) in connection with any related party transactions in accordance with any provisions of any applicable Tax law.

          (n)   Each of the Company and its Subsidiaries has entered into all material transactions and arrangements (including transactions and agreements between and among the Company and its Subsidiaries) on an arm's-length basis.

        Section 2.11.    Employee Benefits and Labor Matters.

          (a)   Section 2.11(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of any of the following sponsored or maintained by or with respect to which the Company, any of its Subsidiaries or any trade or business (whether or not incorporated) which is or has been under common control, or which is or has been treated as a single employer with any of them under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA ("ERISA Affiliate"), has any obligation or liability, contingent or otherwise, whether of an individual or collective nature including commitments based on work, custom and social plans, for current or former employees, consultants or directors of the Company or any of its Subsidiaries: (i) all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not subject to ERISA, and (ii) all other compensation or employee benefit plans, policies, agreements or arrangements (including, without limitation, all bonus, employment, retention, termination, severance, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, anniversary, holiday or jubilee payments, pension, supplemental retirement or other benefit plans, programs, policies, agreements or arrangements) (collectively, the "Company Plans").

          (b)   True, correct and complete copies of the following documents with respect to each of the Company Plans have been made available to Parent in the VDR to the extent applicable: (i) any plans and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto; (iii) the most recent actuarial report, if any; (iv) the most recent Internal Revenue Service determination letter; (v) the most recent summary plan descriptions; and (vi) written summaries of all material non-written Company Plans.

          (c)   The Company Plans have been maintained, in all material respects, in accordance with their respective terms and all applicable provisions of ERISA, the Code and other applicable Laws. With respect to each Company Plan intended to qualify under Section 401(a) of the Code: (i) the Internal Revenue Service has issued a favorable determination letter or opinion letter or advisory letter upon which the Company is entitled to rely under Internal Revenue Service pronouncements, that such plan is qualified under Section 401(a) of the Code and the related trusts are exempt from federal income tax under Section 501(a) of the Code; (ii) no such determination letter, opinion letter or advisory letter has been revoked nor has revocation been threatened, nor to the Knowledge of the Company, has any amendment or other action or omission occurred with respect to any such plan since the date of its most recent determination letter, opinion letter or advisory letter, or application therefor, in any respect which would reasonably be expected to materially and adversely affect its qualification.

          (d)   All material contributions required to have been made under any of the Company Plans or by applicable Law have been made by the due date thereof (including any valid extension), and all material contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued in the Filed Company SEC Documents on or prior to the Closing Date.

          (e)   No Company Plan is or has ever been subject to Title IV of ERISA or Section 412 of the Code. None of the Company, any of its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a "multiemployer plan" within the meaning of Section 4001(a) of ERISA or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. Neither the Company nor any of its Subsidiaries has any liability for any post-termination welfare benefits, except as required by Section 4980B of the Code at no cost to the Company or its Subsidiaries.

          (f)    There are no material pending actions (including any investigations by any Governmental Authority), claims or lawsuits arising from or relating to labor grievances, unfair labor practices or the Company Plans (other than routine benefit claims), and to the Knowledge of the Company, there are no facts that could form the basis for any such claim or lawsuit. None of the Company, its Subsidiaries or any "party in interest" or "disqualified person" with respect to the Company Plans has engaged in a non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA. To the Knowledge of the Company, no fiduciary has any liability for breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any Company Plan that, taken individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

          (g)   Except as set forth in Section 2.11(g) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event) (i) result in, cause the vesting, exercisability or delivery of, or increase any payment to any current or former employee, officer, consultant or director of the Company or its Subsidiaries, (ii) increase any benefits otherwise payable under any Company Plan, (iii) require any contributions or payments to fund any obligations under any Company Plan or a related trust or similar funding vehicle, or (iv) cause a reversion of assets under, or limit the Company's ability to amend or terminate, any Company Plan.

          (h)   There is no organizing effort by any labor union, works council or similar organization seeking to represent any employees of the Company or any of its Subsidiaries.

          (i)    No employee or other service provider of the Company or any of its Subsidiaries is eligible for a gross-up, indemnification or make-whole payment with respect to any Taxes.

        Section 2.12.    Contracts.

          (a)   Except for this Agreement, the Contracts set forth in Section 2.12 of the Company Disclosure Schedule and Contracts filed as exhibits to the Filed Company SEC Documents ("Material Contracts"), as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or expressly bound by (and none of their respective properties or assets is bound by) any Contract:

              (i)  that would be required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K;

             (ii)  (A) containing restrictions on the right of the Company or any of its Subsidiaries or any Person that controls, or is under common control with, the Company to engage in activities competitive with any Person or to solicit suppliers anywhere in the world or (B) granting a right of exclusivity to any Person which prevents the Company or a Subsidiary from entering any territory, market or field or freely engaging in business anywhere in the world, other than leases containing customary radius restrictions that would not apply to Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) following the consummation of the Merger;

            (iii)  relating to the formation, creation, ownership, operation, management or control of any partnership, joint venture or similar arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole;

            (iv)  relating to (A) indebtedness for borrowed money, whether direct or indirect, or (B) other Indebtedness having an outstanding amount in excess of $100,000, in each case other than any Indebtedness between or among any of the Company and any of its Subsidiaries;

             (v)  involving the acquisition from another Person or disposition to another Person, directly or indirectly (by merger, license or otherwise), other than any acquisition or disposition of inventory, supplies, fixtures and IT equipment in the ordinary course of business, of assets or capital stock or equity interests of another Person, including Contracts for any such acquisition or disposition which has already been consummated that contains representations, warranties covenants, indemnities or other obligations (including indemnification, "earn-out" or other contingent obligations), in each case, that are still in effect and, individually, could reasonably be expected to result in payments by or to the Company or any of its Subsidiaries in excess of $500,000;

            (vi)  prohibiting the payment of dividends or distributions in respect of the capital stock of the Company or any of its wholly owned Subsidiaries, prohibiting the pledging of the capital stock of the Company or any wholly owned Subsidiary of the Company or prohibits the issuance of any guaranty by the Company or any wholly owned Subsidiary of the Company;

           (vii)  that is a collective bargaining agreement or other agreement with a labor union, works council or similar organization;

          (viii)  that provides for indemnification (including any obligation to advance funds for expenses) of the current or former directors or officers of the Company or any of its Subsidiaries;

            (ix)  that is a Company Lease; or

             (x)  that is a license agreement material to the business of the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries licenses in Intellectual Property Rights or licenses out Intellectual Property Rights owned by the Company or its Subsidiaries (other than license agreements for commercially available software on standard terms and distribution and sales agreements entered into in the ordinary course of business).

          (b)   Each Material Contract is valid and binding on the Company and any Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. Neither the Company nor any of its Subsidiaries (i) is in violation or default under any Material Contract or (ii) has received written notice of any asserted violation or default, or of any event or condition which, after notice or lapse of time or both, will constitute, such a violation or default, by the Company and any Subsidiary party thereto under any Material Contract except, in either case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, (x) there is no event or condition that constitutes, or, after notice or lapse of time or both, will constitute a default on the part of any counterparty under a Material Contract and (y) the Company has not received, as of the date of this Agreement, any notice in writing from any Person that such Person intends to terminate, or not renew, any Material Contract, except, in either case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, the Company has made available to Parent in the VDR an accurate and complete copy of each Material Contract.

        Section 2.13.    Intellectual Property.

          (a)   Section 2.13 of the Company Disclosure Schedule sets forth a materially complete list of Company Intellectual Property that has been registered with national governmental authorities responsible for such registrations (the "Registered Intellectual Property"). Except as set forth in Section 2.13 of the Company Disclosure Schedule or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its Subsidiaries are the sole and exclusive owners of all of the Registered Intellectual Property; (ii) the Registered Intellectual Property is not subject to any Lien other than Permitted Exceptions; (iii) the Company or a Subsidiary of the Company owns, or is licensed or otherwise has the right to use, all Intellectual Property Rights that, in each case, is used in the conduct of the business of the Company and its Subsidiaries as presently conducted, either itself or through a licensee; (iv) there are no final judgments or decisions by any court or administrative tribunal that prevent the Company or its Subsidiaries or licensees from using the Intellectual Property Rights in any location where the Company is currently doing business, either as to manufacturing or sales; (v) the Company and its Subsidiaries take and have taken commercially reasonable actions to maintain and preserve any material Intellectual Property Rights owned by the Company or its Subsidiaries; (vi) the Company and its Subsidiaries maintain policies and procedures regarding data security, privacy, data transfer and the use of data that are commercially reasonable; and (vii) the Company and its Subsidiaries are in material compliance with such policies and applicable legal requirements pertaining to data privacy and data security and, to the Knowledge of the Company, there have been no circumstances pertaining to the data privacy and data security of the Company and its Subsidiaries that required notification of any Governmental Authority by Law.

          (b)   To the Knowledge of the Company and except as set forth in Section 2.13 of the Company Disclosure Schedule: (i) the conduct of the business of the Company and its Subsidiaries and licensees as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Person; (ii) no claims are pending or, to the Knowledge of the Company, threatened that the Company or any of its Subsidiaries or licensees is infringing the rights of any Person with regard to any Intellectual Property Right, except for such infringements, misappropriations, violations and claims which, individually or in the aggregate, have not had and reasonably would not be expected to have a Company Material Adverse Effect; (iii) no Person is misappropriating, violating or infringing the rights of the Company or any of its Subsidiaries or licensees with respect to any Intellectual Property Right, in a manner that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iv) there have been (A) no material losses or thefts of data or security breaches relating to data used in the business of the Company and its Subsidiaries, (B) no material violations of any security policy regarding any such data (C) any unauthorized access or unauthorized use of any data, and (D) no disclosure of any personally identifiable information in the possession, custody or control of the Company or a Subsidiary or a contractor or agent acting on behalf of the Company or a Subsidiary in a manner that violates applicable material Laws.

        Section 2.14.    Opinion of Financial Advisor.    The Company Board has received the written opinion of Guggenheim Securities, LLC (the "Company Financial Advisor"), dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received by the Company Stockholders in the Merger is fair to such holders from a financial point of view (the "Fairness Opinion"). The Company has made available to Parent solely for informational purposes a true, complete and correct copy of the final draft of the Fairness Opinion prior to the date hereof.

        Section 2.15.    Brokers and Other Advisors.    Except for the Company Financial Advisor, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

        Section 2.16.    Related Party Transactions.    No "related person" as defined in Item 404 of Regulation S-K, is a party to any Contract with or binding upon the Company or any of its Subsidiaries that is of a type that would be required to be disclosed in the Filed Company SEC Documents pursuant to Item 404 of Regulation S-K that has not been disclosed in the Filed Company SEC Documents filed since December 31, 2010.

        Section 2.17.    Suppliers.    Section 2.17 of the Company Disclosure Schedule sets forth a true, correct and complete list of the ten (10) largest suppliers or vendors ("Suppliers") to the Company and its U.S. Subsidiaries (based on disbursements from January 1, 2012 through March 31, 2013). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has not received, as of the date of this Agreement, any notice in writing from any Supplier that such Supplier intends to terminate, or not renew, its relationship with the Company or its Subsidiaries and, to the Knowledge of the Company, no such Supplier intends to cancel or otherwise terminate its relationship with the Company and its Subsidiaries.

        Section 2.18.    Insurance.    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries, and in amounts sufficient to comply with all Material Contracts to which the Company or its Subsidiaries are parties or are otherwise bound, and (ii) all such insurance policies are in full force and effect, no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder.

        Section 2.19.    Property.    The Company does not own or have any option to purchase real property. The Company does not use or occupy, or a have a right to use or occupy, any real property except pursuant to a Company Lease. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company or one of its Subsidiaries has a good and valid leasehold interest in each Company Lease, free and clear of all Liens (other than Permitted Exceptions), (b) there is no violation or default, or any event or condition which, after notice or lapse of time or both, will constitute such a violation or default, by the tenant under any such lease or, to the Knowledge of the Company, by any other party thereto, and (c) there are no pending or, to the Knowledge of the Company, threatened, condemnation or eminent domain proceedings affecting any demised premises under a Company Lease.

        Section 2.20.    Environmental Matters.    Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each of the Company and its Subsidiaries is and has been in compliance with all Environmental Laws, which compliance includes obtaining, maintaining or complying with all Permits required under Environmental Laws for the operation of their respective businesses, (b) as of the date hereof there is no investigation, suit, claim, action or proceeding relating to or arising under any Environmental Law that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any real property owned, operated or leased by the Company or any of its Subsidiaries, (c) as of the date hereof neither the Company nor any of its Subsidiaries has received any written notice of or entered into any legally-binding Contract, Order or settlement involving uncompleted, outstanding or unresolved requirements on the part of the Company or its Subsidiaries relating to or arising under Environmental Laws and (d) to the Knowledge of the Company, there are and have been no Hazardous Materials present on any real property owned or leased by the Company or any of its Subsidiaries in a manner and concentration that would reasonably be expected to result in any claim against the Company or its Subsidiaries under any Environmental Law.

        Section 2.21.    Rights Agreement; Anti-Takeover Provisions.

          (a)   The Company is not party to a stockholder rights agreement, "poison pill" or similar agreement or plan.

          (b)   The Company Board has taken all necessary action so that any takeover, anti-takeover, moratorium, "fair price," "control share" or other similar Law enacted under any Law applicable to the Company, including Section 203 of the DGCL, does not, and will not, apply to this Agreement, the Merger or the other Transactions.

        Section 2.22.    No Other Representations and Warranties.    EXCEPT AS CONTAINED IN THIS ARTICLE II OR IN ANY CERTIFICATE REQUIRED TO BE DELIVERED BY A REPRESENTATIVE OF THE COMPANY AT THE CLOSING PURSUANT TO THIS AGREEMENT, THE COMPANY DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO PARENT OR MERGER SUB AND THE COMPANY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO PARENT AND MERGER SUB AND THEIR AFFILIATES AND REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, ADVICE, REPRESENTATION OR WARRANTY WHICH MAY HAVE BEEN PROVIDED TO PARENT AND ITS AFFILIATES OR REPRESENTATIVES BY THE COMPANY FINANCIAL ADVISOR, ANY DIRECTOR, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL, OR OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF THE COMPANY OR ITS SUBSIDIARIES). ANY AND ALL

STATEMENTS MADE OR INFORMATION COMMUNICATED BY THE COMPANY OR ITS SUBSIDIARIES, OR ANY OF THEIR REPRESENTATIVES OUTSIDE OF THIS AGREEMENT (INCLUDING BY WAY OF THE DOCUMENTS PROVIDED IN RESPONSE TO PARENT'S OR MERGER SUB'S WRITTEN DILIGENCE REQUEST(S) AND ANY MANAGEMENT PRESENTATIONS PROVIDED), WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN SUPERSEDED BY THIS AGREEMENT, IT BEING INTENDED THAT NO SUCH PRIOR OR CONTEMPORANEOUS STATEMENTS OR COMMUNICATIONS OUTSIDE OF THIS AGREEMENT SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub jointly and severally represent and warrant to the Company:

        Section 3.1.    Organization.    Each of Parent and Merger Sub is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or formed. Each of Parent and Merger Sub has all requisite corporate or other power, as the case may be, and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority, individually or in the aggregate, would not reasonably be expected to prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger (a "Parent Material Adverse Effect"). Each of Parent and Merger Sub is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

        Section 3.2.    Authority; Noncontravention.

          (a)   Each of Parent and Merger Sub has all necessary corporate or other power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective Boards of Directors (and has been adopted by Parent as the sole stockholder of Merger Sub), and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

          (b)   None of the execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent or Merger Sub of the Transactions or compliance by Parent or Merger Sub with any of the terms or provisions hereof will (i) conflict with or violate any provision of the certificate of incorporation or bylaws or equivalent organizational documents of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.3 are obtained and the filings referred to in Section 3.3 are made, (A) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent, Merger Sub or any of their Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract or license, franchise, permit, certificate, approval or authorization from Governmental Authorities, to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

        Section 3.3.    Governmental Approvals.    Except for (a) the filing with the SEC of any filings required under, and compliance with other applicable requirements of, the Exchange Act, the Securities Act, state securities laws or "blue sky" laws of the various States of the United States and the rules of NASDAQ, (b) the filing of the Certificate of Merger with the Department of State of the State of Delaware pursuant to the DGCL and (c) filings required under, and compliance with other applicable requirements of, the HSR Act and any applicable foreign Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        Section 3.4.    Information Supplied.    The information supplied by Parent for inclusion in the Proxy Statement will not, on the date it is first mailed to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and will not, at the time of the Company Stockholders Meeting (if such a meeting is held), omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which shall have become false or misleading in any material respect. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by or on behalf of the Company for inclusion or incorporation by reference in any of the foregoing documents or any statements or omissions based upon such information.

        Section 3.5.    Compliance.    The business of Parent and its Subsidiaries, including Merger Sub, is not being conducted in violation of any Law or Order, except for violations that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. No investigation or review by any Governmental Authority with respect to Parent or any of its Subsidiaries or their respective businesses is pending or, to the Knowledge of Parent, threatened that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

        Section 3.6.    Ownership and Operations of Merger Sub.    A wholly owned subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has engaged in no business activities unrelated to the Transactions.

        Section 3.7.    Brokers and Other Advisors.    No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses will be paid by Parent or one of its Affiliates.

        Section 3.8.    Financing.    Parent has provided to the Company a true, complete and correct copy of (a) an executed commitment letter (the "Equity Commitment Letter") from TowerBrook

Investors III, L.P., TowerBrook Investors III (Parallel), L.P. and TowerBrook Investors III Executive Fund, L.P. pursuant to which they have committed, subject to the terms and conditions therein, to provide equity financing in the amounts set forth therein ("Equity Financing") and (b) an executed commitment letter (the "Debt Commitment Letter" and together with the Equity Commitment Letter, the "Commitment Letters") from the Debt Financing Parties pursuant to which they have committed, subject to the terms and conditions therein, to provide Parent with debt financing in the amount set forth therein (the "Debt Financing", and together with the Equity Financing, the "Financing"), including all exhibits, schedules, annexes and amendments to such letter in effect as of the date hereof and the fee letter associated therewith; provided, that provisions of such fee letter relating to fees, pricing caps, and certain other economic terms, to the extent not affecting conditionality, may be redacted (provided that such redacted provisions must be made available to the Company on a confidential basis in the event that Parent is required to use its reasonable best efforts to seek Alternative Debt Financing pursuant to Section 4.13(b)). As of the date hereof, the Commitment Letters, including the financing commitments contained therein, (i) have not been amended, restated, withdrawn, rescinded or otherwise modified or waived, and no such amendment, restatement, withdrawal, rescission or other modification or waiver of the Commitment Letters is contemplated (other than amendments or modifications in compliance with Section 4.13) and (ii) are in full force and effect, and constitute the legal, valid and binding obligations of each of Parent and, to the Knowledge of Parent, the other parties thereto, subject to the Bankruptcy and Equity Exception. There are no conditions precedent or other contingencies related to the funding of the Financing, other than as set forth in or contemplated by the Commitment Letters or the fee letter associated with the Debt Commitment Letter. Parent and Merger Sub have fully paid any and all commitment fees or other fees or deposits required by the Commitment Letters to be paid on or before the date hereof. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub and, to the Knowledge of Parent, any other parties thereto, under the Commitment Letters. As of the date hereof, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Commitment Letters will not be satisfied or that sufficient funds to fund the Exchange Fund and to pay all Expenses and all other amounts required to be paid in connection with the consummation of the Transactions pursuant to their payment obligation hereunder will not be made available to Parent and Merger Sub on the Closing Date; provided that Parent is not making any representation regarding the accuracy of the representations and warranties set forth in Article II, or compliance by the Company with its obligations hereunder. As of the date hereof, there are no side letters or other agreements, Contracts or arrangements to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth in the Commitment Letters and any customary engagement letter and non-disclosure agreements that do not impact the conditionality or amount of the Financing. Assuming (w) the Financing is funded in accordance with the Commitment Letters, (x) the accuracy of the representations and warranties set forth in Article II, (y) performance by the Company of its obligations under Section 4.1 and (z) that the conditions to Closing set forth in Section 5.1 and Section 5.2 (other than those conditions that by their nature are to be satisfied at the Closing but that are expected to be satisfied at the Closing) have been satisfied (and remain satisfied), as of the date hereof, the net proceeds contemplated by the Commitment Letters will, together with Company cash, in the aggregate be sufficient for Merger Sub and the Surviving Corporation to pay the aggregate Merger Consideration (and any repayment or refinancing of debt contemplated by this Agreement or the Commitment Letters) and any other amounts required to be paid in connection with the consummation of the Transactions and to pay all related Expenses at the Closing.

        Section 3.9.    Ownership of Shares.    Neither Parent nor any of its Subsidiaries is, nor at any time during the last three (3) years has been, an "interested stockholder" of the Company as defined in Section 203 of the DGCL or was required to file a Schedule 13D or Schedule 13G with respect to its ownership of securities of the Company pursuant to the Exchange Act (other than as contemplated by this Agreement).

        Section 3.10.    Litigation.    As of the date hereof (a) there is no Action pending against (or, to the Knowledge of Parent, threatened against or naming as a party thereto) Parent, Merger Sub or any of their respective Subsidiaries, nor, to the Knowledge of Parent, is there any investigation pending or threatened against Parent, Merger Sub or any of their respective Subsidiaries, and (b) none of Parent, Merger Sub or any of their respective Subsidiaries is subject to any outstanding Order, except, in the case of clauses (a) and (b), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        Section 3.11.    No Vote of Parent Stockholders; Required Approval.    No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to adopt this Agreement, or to approve the Merger or the other Transactions, except for any such consent that has already been obtained. The vote or consent of a wholly-owned subsidiary of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Merger and adopt this Agreement, which consent shall be given immediately following the execution of this Agreement.

        Section 3.12.    Solvency.    Assuming (a) satisfaction of the conditions to Parent's obligation to consummate the Merger, and after giving effect to the Transactions, including the Financing (as some or all of such Financing may be amended or replaced in compliance with Section 4.13) and the payment of the aggregate Merger Consideration, (b) any repayment or refinancing of debt contemplated in this Agreement or the Debt Commitment Letters, (c) the accuracy of the representations and warranties of the Company set forth in Article II hereof, (d) that any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable, and are achieved, (e) payment of all amounts required to be paid in connection with the consummation of the Transactions, and (f) payment of all related fees and expenses, Parent, the Surviving Corporation and its Subsidiaries, on a consolidated basis, will be Solvent as of the Effective Time and immediately after the consummation of the Transactions. For the purposes of this Agreement, the term "Solvent" when used with respect to any Person, means that, as of any date of determination (i) the amount of the "fair saleable value" of the assets of such Person will, as of such date, exceed the value of all "liabilities of such Person, including contingent and other liabilities," as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

        Section 3.13.    No Other Representations and Warranties.    EXCEPT AS CONTAINED IN THIS ARTICLE III OR IN ANY CERTIFICATE REQUIRED TO BE DELIVERED BY A REPRESENTATIVE OF PARENT OR MERGER SUB AT THE CLOSING PURSUANT TO THIS AGREEMENT, PARENT AND MERGER SUB DO NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO THE COMPANY AND PARENT AND MERGER SUB DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO THE COMPANY AND ITS AFFILIATES AND REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, ADVICE, REPRESENTATION OR WARRANTY WHICH MAY HAVE BEEN PROVIDED TO THE COMPANY AND ITS AFFILIATES OR REPRESENTATIVES BY ANY DIRECTOR, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL, OR OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF PARENT OR MERGER SUB OR THEIR AFFILIATES). ANY AND ALL STATEMENTS MADE OR INFORMATION

COMMUNICATED BY PARENT OR MERGER SUB, OR ANY OF THEIR REPRESENTATIVES OUTSIDE OF THIS AGREEMENT, WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN SUPERSEDED BY THIS AGREEMENT, IT BEING INTENDED THAT NO SUCH PRIOR OR CONTEMPORANEOUS STATEMENTS OR COMMUNICATIONS OUTSIDE OF THIS AGREEMENT SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.

ARTICLE IV
ADDITIONAL COVENANTS AND AGREEMENTS

        Section 4.1.    Conduct of Business.    Except as expressly permitted by this Agreement, as set forth in Section 4.1 of the Company Disclosure Schedule, as required by applicable Law or as consented to by Parent in writing (such consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement until earlier of the Effective Time and the valid termination of this Agreement in accordance with Section 6.1, the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in all material respects in the ordinary course consistent with past practice, and (b) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present executive officers and key employees consistent with past practice; provided, however, that no action by the Company or its Subsidiaries required by any other provision of this Section 4.1, or failure to take an action which action is expressly prohibited by this Section 4.1, shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. Without limiting the generality of the foregoing, except as expressly permitted by this Agreement, as set forth in Section 4.1 of the Company Disclosure Schedule, as required by applicable Law or as consented to by Parent in writing (such consent shall not be unreasonably withheld, conditioned or delayed with respect to requested waivers of the restrictions set forth in clauses (iii), (vi), (viii), (ix), (x), (xi), (xii), (xiii), (xiv), (xv) or (xvi) below, or clause (xviii) below to the extent it relates to any of the foregoing clauses), during the period from the date of this Agreement until the earlier of the Effective Time and a valid termination of this Agreement in accordance with Section 6.1, the Company shall not, and shall not permit any of its Subsidiaries to:

            (i)  (A) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests; other than issuances by any direct or indirect wholly owned Subsidiary to the Company or another direct or indirect wholly owned Subsidiary of the Company; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests; other than (1) the acquisition or withholding by the Company of Shares to satisfy Tax obligations with respect to Company Restricted Share awards granted pursuant to the Company Incentive Plans and (2) the acquisition by the Company of Company Restricted Shares in connection with the forfeiture of such awards; (C) declare, authorize, set aside for payment or pay any dividend on, or make any other distribution in respect of, any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests or otherwise make any payments to the holders of the foregoing in their capacity as such; (D) split, combine, subdivide or reclassify any shares of its capital stock; or (E) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, any provision of the Company Incentive Plans or any agreement evidencing any right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract;

           (ii)  incur or assume any indebtedness for borrowed money or guarantee any indebtedness (or enter into a "keep well" or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than borrowings (A) listed on Section 4.1(ii) of the Company Disclosure Schedule, (B) from Parent or a Subsidiary of Parent or (C) from the Company by a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

          (iii)  sell, transfer, lease, sublease, license, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction), other than Permitted Exceptions, any of its properties (including real properties) or assets (including securities of Subsidiaries) to any Person, except (A) in the ordinary course of business consistent with past practice pursuant to Contracts in force at the date of this Agreement that have been made available to Parent prior to the date hereof, (B) for sales, leases, transfers, subleases or licenses of inventory, supplies, fixtures and IT equipment in the ordinary course of business or other sales, leases, transfers, subleases or licenses in the ordinary course of business, in a single transaction or series of related transactions, of properties or assets with a fair market value not in excess of $2,000,000 individually or $5,000,000 in the aggregate and (C) with respect to Company Intellectual Property to the extent not prohibited by Section 4.1(xiv);

          (iv)  make any capital expenditure or expenditures which (A) involves the purchase of real property, (B) is outside the ordinary course of business or (C) is in excess of $2,000,000 individually or $5,000,000 (increased by $2,000,000 at the beginning of each calendar month from and after August 1, 2013) in the aggregate, except for any such capital expenditures provided for in the Company's current capital expenditure budget;

           (v)  directly or indirectly acquire, in a single transaction or series of related transactions (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person, or (B) except for the acquisition of inventory, supplies, fixtures and IT equipment in the ordinary course of business consistent with past practice or capital expenditures to the extent not prohibited by Section 4.1(iv), any other assets in the case of clause (B) that, individually, have a purchase price in excess of $2,000,000 or, in the aggregate, have a purchase price in excess of $5,000,000;

          (vi)  make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than (A) in the ordinary course of business consistent with past practice in an amount not to exceed $100,000 in the aggregate or (B) in a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business;

         (vii)  (A) increase in any manner or accelerate the vesting or payment of the compensation of or benefits payable to (or severance pay for) any of its current or former directors, officers or employees, or consultants who are natural persons, (B) enter into, establish, amend or terminate any collective bargaining agreement or Company Plan (or any plan, program, agreement or arrangement that would be a Company Plan if in effect as of the date hereof) with, for or in respect of, any current or former stockholder, director, officer, other employee, consultant who is a natural person or Affiliate of the Company or its Subsidiaries, (C) fund any rabbi trust or similar arrangement, (D) terminate the employment or services of any officer, consultant who is a natural person or employee whose target annual compensation is greater than $500,000 or (E) hire any officer, consultant who is a natural person or employee who has target annual compensation greater than $500,000, in each case, other than (I) as required pursuant to applicable Law or pursuant to any Company Plan set forth on Section 4.1(vii) of the Company Disclosure Schedule in force as of the date hereof and (II) increases in salaries of employees (other than executive officers and directors) made in the ordinary course of business and in amounts and in a manner consistent with past practice so long as such increases, in the aggregate, do not exceed 2% of the payroll in any calendar year;

        (viii)  make, change or revoke any material election concerning Taxes or Tax Returns (except as set forth in Section 4.15 of the Company Disclosure Schedule), file any material amended Tax Return (except as set forth in Section 4.15 of the Company Disclosure Schedule), enter into any closing agreement with respect to any material Tax, settle or compromise any claim or action relating to material Taxes, surrender any right to claim a material refund of Taxes, obtain any material Tax ruling, file any material Tax Return other than one prepared in a manner consistent with past practice, or waive or extend any statute of limitations in respect of material Taxes;

          (ix)  make any material changes in financial or Tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by GAAP or Regulation S-X promulgated under the Exchange Act.

           (x)  amend the Company Charter Documents or organizational documents of any Subsidiary;

          (xi)  adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

         (xii)  settle or compromise any litigation, proceeding or pending or threatened claim or action other than settlements or compromises (A) that do not obligate the Company or its Subsidiaries to make payment(s) in excess of amounts reserved on the Company's consolidated balance sheet dated March 31, 2013 by $500,000 in the aggregate, (B) that do not involve any material injunctive or equitable relief or impose material restrictions on the business activities of the Company and its Subsidiaries, taken as a whole, (C) that do not relate to the Transactions and (D) that do not involve the issuance of Company Securities or equity or voting interests (this covenant being in addition to the Company's obligations pursuant to Section 4.9);

        (xiii)  subject to any Lien or otherwise encumber or, except for Permitted Exceptions, permit, allow or suffer to be encumbered, any Company Intellectual Property, except for any Permitted Exceptions;

        (xiv)  sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Company Intellectual Property Rights, other than licenses made in the ordinary course of business consistent with past practice that are terminable by the Company on 90 days' or fewer notice;

         (xv)  (A) fail to make any material filing, pay any fee, or take another action necessary to maintain in full force and effect any trademark or trade name that is material to the conduct of the business of the Company and its Subsidiaries, as a whole, as currently conducted, other than such failures that can be cured before the Closing and without resulting in an adverse impact on the Company; provided that the Company cures such failure as of the Closing, or (B) enter into any license or transfer agreement granting or transferring to a third party an exclusive right to use any such trademark or trade name;

        (xvi)  (A) materially modify or amend, or renew, terminate or waive any material rights under, any Material Contract (except for any modification or amendment that is beneficial to or not materially less favorable to the Company), or (B) enter into any Contract that would have been a Material Contract if entered into prior to the date hereof and that is not terminable by the Company on 90 days' or fewer notice, other than, in each case, Contracts for capital expenditures not prohibited by Section 4.1(iv) which Contracts are described by clause (v) of Section 2.12 and not described by any of clauses (i)-(iv) or (iv)-(x) of Section 2.12;

       (xvii)  delay payment of receivables or otherwise manage payables, receivables, current assets, current liabilities or working capital in any manner, with respect to such delays or such management other than in the ordinary course of business consistent with past practice; or

      (xviii)  authorize, commit, resolve, propose or agree (in writing or otherwise) to take any of the foregoing actions.

        Notwithstanding anything set forth in this Agreement, nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and the Company Subsidiaries' business operations.

        Each party acknowledges that the prohibitions regarding, among other things, the redemption by the company of outstanding securities and the declaration and payment of Distributions set forth in Section 4.1(i)(B) and Section 4.1(i)(C) above are an integral and material part of the transactions contemplated by this Agreement in light of fact that Company cash will be required to pay the aggregate Merger Consideration, and Parent and Merger Sub would not enter into this Agreement without these prohibitions.

        Section 4.2.    No Solicitation by the Company.

          (a)    No Solicitation.    The Company shall, and shall cause its Subsidiaries and the Company's and its Subsidiaries' respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, "Representatives") to, immediately cease and cause to be terminated any solicitation, intentional encouragement, discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal; provided, however, that nothing in this Section 4.2 shall preclude the Company or its Representatives from contacting any such party or parties solely for the purpose of complying with the provisions of the first clause of this sentence. Subject to the terms and provisions of this Section 4.2, from the date hereof until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Section 6.1, the Company shall not, and shall cause its Subsidiaries and its and its Subsidiaries' respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of providing or making available non-public information for the purpose of encouraging or facilitating) any inquiries regarding, or the submission or announcement of any proposals or offers that constitute or would reasonably be expected to lead to, any Takeover Proposal, (ii) provide any non-public information concerning the Company or any of its Subsidiaries to any Person or group who would reasonably be expected to make any Takeover Proposal or otherwise in connection with, or for the purpose of encouraging or facilitating, any Takeover Proposal, (iii) engage in any discussions or negotiations regarding any Takeover Proposal, (iv) approve (by resolution of the Company Board, any committee thereof or otherwise), support, enter into or adopt any Contract providing for, recommend to any holders of Shares, or propose to approve (by resolution of the Company Board, any committee thereof or otherwise), support, enter into or adopt any Contract providing for, or recommend to any holders of Shares, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Takeover Proposal, or (v) otherwise cooperate with or assist or participate in, or knowingly facilitate or knowingly encourage any such inquiries, proposals, offers, discussions or negotiations. Wherever the term "group" is used in this Section 4.2, it is used as defined for purposes of Rule 13d-3 under the Exchange Act.

          (b)    Permitted Response to Unsolicited Takeover Proposals.    Notwithstanding anything to the contrary contained in this Section 4.2 or any other provision of this Agreement, if at any time after the date hereof and prior to the Company's receipt of the Company Stockholder Approval, (i) the

  Company receives an unsolicited, bona fide, written Takeover Proposal from a third party that did not result from a breach of this Section 4.2, and (ii) the Company Board determines in good faith, After Consultation, that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then the Company shall be permitted to (A) furnish information (including non-public information) with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal pursuant to an Acceptable Confidentiality Agreement (provided, however, that (x) the Company shall substantially concurrently with the delivery to such Person provide to Parent a copy of the Acceptable Confidentiality Agreement and any non-public information concerning the Company or its Subsidiaries to which any Person is provided such access and which was not previously provided to Parent, and (y) the Company shall withhold such portions of documents or information, or provide pursuant to customary "clean-room" or other appropriate procedures, to the extent relating to any pricing or other matters that are highly sensitive or competitive in nature if the exchange of such information (or portions thereof) could, in the sole discretion of the Company, reasonably be likely to be harmful to the operation of the Company in any material respect) and (B) engage in discussions and negotiations with the Person making such Takeover Proposal regarding such Takeover Proposal.

          (c)    Notice to Parent of Takeover Proposals.    If the Company or any of its Representatives receives any Takeover Proposal (including any material changes to a Takeover Proposal) then the Company shall promptly (and, in any event, within twenty-four (24) hours) after becoming aware thereof, notify Parent (orally and in writing), and in connection with such notice, provide the identity of the Person or group making such Takeover Proposal and the material terms and conditions thereof (including, if applicable, copies of any written proposals, indications of interest or offers, including proposed agreements), and thereafter the Company shall keep Parent reasonably informed, on a prompt basis, as to the status thereof (including any material changes to the terms thereof, and any change to the price, and any other material developments with respect to), including by promptly (and in no event later than twenty-four (24) hours after receipt) providing to Parent copies of any additional or revised written proposals, indications of interest, offers, or proposed agreements relating to such Takeover Proposal.

          (d)    Further Prohibited Activities.    Except as otherwise permitted by Section 4.2(e), neither the Company Board nor any committee thereof shall (i) withdraw or rescind (or modify in a manner adverse to Parent), or authorize or publicly announce an intention to withdraw or rescind (or modify in a manner adverse to Parent), the Company Recommendation, (ii) fail to include the Company Recommendation in the Proxy Statement, (iii) approve, declare the advisability of or recommend to the Company Stockholders the adoption of, or authorize or publicly announce an intention to approve, declare the advisability of or recommend the adoption of, any Takeover Proposal, (iv) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (other than a recommendation against such offer or a customary "stop, look and listen" communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, in each case that includes a reaffirmation of the Company Recommendation) (it being understood that the Company Board may refrain from taking a position with respect to such a tender offer or exchange offer until the close of business as of the tenth (10th) Business Day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered a Change in Recommendation), (v) cause, authorize or permit the Company or any of its Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement-in-principle, merger agreement, acquisition agreement or other similar agreement related to any Takeover Proposal, other than an Acceptable Confidentiality Agreement referred to in Section 4.2(b) (a "Company Acquisition Agreement"), or (vi) publicly propose or announce an intention to take any of the foregoing actions (any action described in clauses (i), (ii), (iii), (iv), (v) or (vi) being referred to as a "Change in Recommendation").

          (e)    Change in Recommendation.    Notwithstanding anything to the contrary in this Agreement, at any time prior to the Company's receipt of the Company Stockholder Approval, the Company Board may effect a Change in Recommendation only if (i) the Company has received an unsolicited, bona fide, written Takeover Proposal that did not result from a breach of this Section 4.2 and the Company Board determines in good faith, After Consultation, that such Takeover Proposal constitutes a Superior Proposal or (ii) the Company Board determines in good faith, After Consultation, that in the light of an Intervening Event, the failure to take such action would be reasonably likely to constitute a violation of the Company Board's fiduciary duties under applicable Law. Notwithstanding anything to the contrary, the Company Board shall not be permitted to make a Change in Recommendation or, solely with respect to a Superior Proposal, terminate this Agreement pursuant to Section 6.1(c)(i) unless theretofore (x) the Company shall have provided to Parent and Merger Sub no fewer than four (4) Business Days' advance written notice of the Company's intention to make a Change in Recommendation or to terminate this Agreement pursuant to Section 6.1(c)(i) (a "Notice of Intended Recommendation Change") and (y):

              (i)  if such Change in Recommendation is being made in respect of an Intervening Event:

              (1)   the Notice of Intended Recommendation Change shall include a reasonable description of the Intervening Event that serves as the basis of such Change in Recommendation;

              (2)   during such four (4) Business Day period, if requested by Parent, the Company shall engage in good faith negotiations with Parent to amend the terms and conditions of this Agreement in such a manner that would obviate the need for making such Change in Recommendation; or

             (ii)  if such Change in Recommendation or termination is being made in respect of a Superior Proposal:

              (1)   the Notice of Intended Recommendation Change shall specify the identity of the party making such Superior Proposal and the material terms thereof and attach copies of all relevant documents relating to such Superior Proposal, including the financing commitments relating thereto (it being hereby understood and agreed that any material amendment to the terms of any such Superior Proposal (including any amendment to any price term thereof), shall require a new Notice of Intended Recommendation Change and again require compliance with the requirements of this Section 4.2(e) , except that the advance written notice period and corresponding references in clause (x) of this Section 4.2(e) to four (4) Business Days shall be reduced to two (2) Business Days for any such new Notice of Intended Recommendation Change); and

              (2)   after providing the Notice of Intended Recommendation Change, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub have notified the Company of their intention to negotiate) during such four (4) Business Day period (or two (2) Business Day period in the case of a new Notice of Intended Recommendation Change) to amend the terms and conditions of this Agreement and the other agreements contemplated hereby; and

            (iii)  in the case of each of the immediately preceding clause (i) or clause (ii) of this Section 4.2(e), the Company Board shall have considered in good faith, After Consultation, any amendments to the terms and conditions of this Agreement (including any increase in the Merger Consideration) and the other agreements contemplated hereby that may be offered in writing by Parent no later than 5:00 p.m., New York, New York time, on the fourth (4th) Business Day of such four (4) Business Day period (or the second (2nd) Business Day of such two (2) Business Day period for any such new Notice of Intended Recommendation Change) and shall have determined (A) in the case of a Superior Proposal, that the Superior Proposal would nevertheless continue to constitute a Superior Proposal if such amendments were to be given effect or (B) in the case of a Change in Recommendation being made in respect of an Intervening Event, that failure to make a Change in Recommendation would nevertheless be reasonably likely to constitute a violation of the Company Board's fiduciary duties under applicable Law if such amendments were to be given effect.

          (f)    Standstills; Confidentiality Agreements.    The Company and its Subsidiaries shall not grant a waiver or release under any standstill agreement in effect on the date hereof or amend, modify or grant permission under any provision thereof; provided that the Company shall be permitted to grant a waiver or release under any standstill agreement in effect on the date hereof solely to the extent necessary to permit the Person subject to such standstill agreement to make and engage in discussions with respect to, and negotiate, a Takeover Proposal that is conditioned on entering into mutually satisfactory definitive documentation with the Company in response to an unsolicited, bona fide request from such Person, but only if the Company Board determines in good faith, After Consultation, that failure to take such action would be reasonably likely to constitute a violation of the Company Board's fiduciary duties under applicable Law. The Company shall provide written notice to Parent of the waiver or release of any standstill by the Company promptly (and in any event within twenty-four (24) hours) following such waiver or release, which notice, for the avoidance of doubt, shall include the identity of the Person or group receiving the waiver or release. The Company shall not, and shall not permit any of its Representatives to, enter into any confidentiality agreement subsequent to the date of this Agreement which prohibits the Company from providing to Parent the information specifically required to be provided to Parent pursuant to this Section 4.2.

          (g)    Communications With Stockholders.    Nothing contained in this Section 4.2 shall prohibit the Company from (i) taking and disclosing to the Company Stockholders a position contemplated by Item 1012 of Regulation M-A under the Exchange Act or (ii) making any disclosure to the Company Stockholders that the Company Board determines in good faith, After Consultation, is required by applicable Law; provided, however, that this Section 4.2(g) shall not be deemed to permit the Company Board to make a Change in Recommendation except to the extent permitted by Section 4.2(e), and that any such position or disclosure in connection with a tender offer or exchange offer other than a recommendation against such offer or a customary "stop, look and listen" communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, in each case that includes a reaffirmation of the Company Recommendation shall be deemed to be a Change in Recommendation.

        Section 4.3.    Reasonable Best Efforts.

          (a)   Subject to the terms and conditions of this Agreement (including Section 4.3(d)), each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied and to consummate and make effective the Transactions as promptly as reasonably practicable and in any event prior to the Walk-Away Date, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain all approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, including preparing and filing promptly and fully all documentation to effect all filings, notices, and other documents necessary, proper or advisable to obtain the foregoing, and

  (iii) defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would restrain or prevent the Closing by the Walk-Away Date.

          (b)   In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as reasonably practicable and in any event within fifteen (15) Business Days (or such longer period as the parties may mutually agree) following the date hereof, to make all appropriate filings and submissions (and filings and submissions considered by Parent to be advisable) with any other Governmental Authority pursuant to any other applicable Antitrust Laws, to not withdraw its filing under the HSR Act without the written permission of the other parties, and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, as promptly as practicable all other actions consistent with this Section 4.3 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any applicable foreign Antitrust Laws as soon as practicable and (ii) the Company shall use its reasonable best efforts to (A) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (B) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

          (c)   Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party, (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or any filing by such party with or material communication given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions (including, in the case of written correspondence or filings, by promptly providing the other parties (or their counsel) copies thereof), and (iii) consult with each other in advance of and be permitted to attend any meeting or conference (including teleconference) with such Governmental Authorities (to the extent permitted by such Governmental Authorities; provided that such party shall use its reasonable best efforts to obtain such permission). Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the Transactions. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 4.3 as "Antitrust Counsel Only Material." Such materials and the information contained therein shall be given only to outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.

          (d)   In furtherance and not in limitation of the covenants of the parties contained in this Section 4.3, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions. Provided, that in furtherance of the foregoing the Parent shall, and Parent shall cause Merger Sub to, use its reasonable best efforts to propose, negotiate, commit to and/or effect, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of, or holding separate (through the establishment of a trust or otherwise) such of its assets, properties or businesses or of the assets, properties or business to be acquired pursuant hereto as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any Order in any Action, which would otherwise have the effect of materially delaying or preventing the consummation of the Transactions, including the Merger, or that would make the consummation of the Merger in accordance with the terms of this Agreement unlawful.

          (e)   The parties shall cooperate in all respects with each other in connection with the efforts to obtain any approval, consent, waiver or other confirmation from a third party necessary, proper or advisable to consummate the Transactions. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Transactions, without the prior written consent of Parent, none of the Company, any of its Subsidiaries or any of the Company's or its Subsidiaries' Representatives, shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person. The Company shall cooperate with Parent with respect to accommodations that may be requested or appropriate to obtain such consents.

        Section 4.4.    Preparation of Proxy Statement; Stockholders' Meeting.

          (a)   As soon as practicable after the date hereof (and in any event, but subject to Parent's timely performance of its obligations under Section 4.4(b), within fifteen (15) Business Days hereof), the Company shall prepare and shall cause to be filed with the SEC in preliminary form a proxy statement on Schedule 14A relating to the Stockholders' Meeting (together with any amendments thereof or supplements thereto, the "Proxy Statement"). Except as expressly contemplated by Section 4.2(e), the Proxy Statement shall include the Company Recommendation, the Fairness Opinion and any materials required to be provided to stockholders pursuant to the DGCL. The Company will cause the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders' Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement. The Company shall cause the Proxy Statement to comply in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and to satisfy all rules of NASDAQ. The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments, whether written or oral, from the SEC or the staff of the SEC, or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, and shall provide Parent and Merger Sub with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement, and the Company shall consult with Parent and its counsel prior to submitting to the SEC or the staff of the SEC any response to any such comments. Prior to the filing of the Proxy Statement or the dissemination thereof to the holders of Shares, or submitting to the SEC or the staff of the SEC any response to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent and Merger Sub and their counsel a reasonable opportunity to review and comment on such documents and responses, and the Company will consider, in good faith, incorporating any such comments of Parent and/or its counsel prior to such filing, dissemination or submission.

          (b)   Parent shall provide to the Company in writing all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and resolution of comments of the SEC or its staff related thereto. Parent will cause the information relating to Parent or Merger Sub supplied by it for inclusion in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders' Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement. Parent will furnish to the Company in writing the information relating to it and Merger Sub required by the Exchange Act to be set forth in the Proxy Statement promptly following written request therefor from the Company.

          (c)   As promptly as practicable after the Proxy Statement Clearance Date, the Company shall, in accordance with applicable Law, its constituent documents and the rules of NASDAQ (i) establish a record date for and give notice of a meeting of Company Stockholders, for the purpose of voting upon the approval of this Agreement (the "Stockholders' Meeting"), and (ii) mail to the holders of Shares as of the record date established for the Stockholders' Meeting a Proxy Statement (the date the Company elects to take such action or is required to take such action, the "Proxy Date"). The Company shall duly call, convene and hold the Stockholders' Meeting as promptly as reasonably practicable after the Proxy Date; provided, however, that in no event shall such meeting be held later than thirty-five (35) days following the date the Proxy Statement is mailed to the Company Stockholders other than in the case in which the Company is required to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the SEC or its staff or a court of competent jurisdiction has instructed the Company is necessary under applicable Law or Order and for such supplemental or amended disclosure to be disseminated and reviewed by the holders of Shares prior to the Stockholders' Meeting. Notwithstanding anything to the contrary contained in this Agreement, the Company (A) shall adjourn or postpone the Stockholders' Meeting if as of the time for which the Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders' Meeting or insufficient proxies returned to obtain the Company Stockholder Approval, and Parent requests such an adjournment or postponement, and (B) may otherwise only adjourn or postpone the Stockholders' Meeting after consultation with Parent, and with Parent's consent (not to be unreasonably withheld, conditioned or delayed), to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company Stockholders within a reasonable amount of time in advance of the Stockholders' Meeting. Once the Company has established a record date for the Stockholders' Meeting, the Company shall not change such record date or establish a different record date for the Stockholders' Meeting without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or the Company Charter Documents. The Company shall ensure that all proxies solicited in connection with the Stockholders' Meeting are solicited in compliance with all applicable Laws (including all applicable rules of NASDAQ) and, unless the Company Board shall have made a Change in Recommendation in accordance with Section 4.2(e), the Company shall use its reasonable best efforts to solicit proxies from the holders of Shares for the adoption of this Agreement. Notwithstanding any Change in Recommendation, unless this Agreement shall have been terminated in accordance with its terms, the Company shall (x) submit this Agreement to the holders of Shares as promptly as reasonably practicable for the purpose of obtaining the Company

  Stockholder Approval at the Stockholders' Meeting and (y) not submit any Takeover Proposal for approval by the shareholders of the Company. The Company shall, upon the reasonable request of Parent, advise Parent in writing at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Stockholders' Meeting as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval.

          (d)   If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its Subsidiaries or its or their respective officers or directors is known by the Company which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Parent. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

          (e)   Each of Parent and Merger Sub shall affirmatively vote at the Stockholders' Meeting or otherwise all Shares beneficially owned by it or any of its respective Subsidiaries as of the applicable record date, for the approval of this Agreement in accordance with applicable Law. Parent shall vote all of the shares of capital stock of Merger Sub beneficially owned by it, or sign a written consent in lieu of a meeting of the stockholders of Merger Sub, in favor of the adoption of this Agreement in accordance with applicable Law.

        Section 4.5.    Public Announcements.    The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Except for a Change in Recommendation permitted pursuant to Section 4.2(e) or any communication contemplated by Section 4.2(g), neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any applicable listing agreement with, or applicable rules of, a national securities exchange or NASDAQ as determined in the good faith judgment of the party proposing to make such release (in which case such party shall use its commercially reasonable efforts to allow the other party to comment on such press release or public announcement in advance of such issuance or publication).

        Section 4.6.    Access to Information; Confidentiality.

          (a)   Subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent's Representatives reasonable access during normal business hours, during the period commencing on the date hereof and ending on the earlier of the Effective Time and the termination of this Agreement, to the Company's and its Subsidiaries' officers, employees, agents, properties, offices and other facilities and to the Company's and its Subsidiaries' books and records and furnish Parent and its Representatives with such financial and operating data and other information with respect to the business, personnel, properties and Contracts of the Company and its Subsidiaries as Parent and Merger Sub may from time to time reasonably request. Notwithstanding the foregoing, (x) the Company shall not be required to afford such access if it would cause a violation of any Material Contract, would cause a loss of attorney/client privilege or trade secret protection to the Company or the Company's Subsidiaries or would constitute a violation of any applicable Laws, provided that the Company shall have used reasonable best efforts to make such disclosure in a form or manner that would not jeopardize such privilege or protection or violate such Law or contractual restriction (including by redacting or otherwise not disclosing any portion thereof the disclosure of which would jeopardize such privilege or entering into a joint defense agreement) and (y) any such investigation or consultation shall be conducted in such a manner so as not to interfere unreasonably with the business or operations of the Company or any of its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such officers of their normal duties. The information provided will be subject to the terms of the Confidentiality Agreement, dated as of January 14, 2013, between TowerBrook Capital Partners, L.P. and the Company (the "Confidentiality Agreement"), provided that the Confidentiality Agreement shall be deemed to permit the disclosure of information in connection with the Financing and otherwise in furtherance of satisfying the conditions set forth in Article V and completing the Merger. Additionally, following the end of each applicable period until the earlier to occur of the Effective Time and the valid termination of this Agreement in accordance with Section 6.1, the Company shall promptly prepare and provide to Parent the following: a monthly management report, a monthly international management report, a monthly wholesale order book report, a monthly wholesale sales and gross margin summary and a weekly retail sales and gross margin reports broken down by channel (full price, outlet and e-commerce).

          (b)   The Company shall provide consultants representing Parent (the "Consultants"), to the fullest extent permitted by Law, reasonable access to the Company's and its Subsidiaries' officers, employees, agents, properties, offices and other facilities and books and records, including financial and operating data, during all business and operating hours, and with space to work at the Company's headquarters if requested by Parent to the extent available, and shall use reasonable efforts to assist the Consultants in familiarizing themselves with, and monitoring, the business and operations of the Company. For the avoidance of doubt, the Consultants shall have no executive authority with respect to, or decision making role at, the Company, but will be permitted to monitor, observe and discuss Company matters with access comparable to Company executives of senior rank.

          (c)   No investigation, or information received, pursuant to this Section 4.6, including by the Consultants, will modify any of the representations and warranties of the Company.

        Section 4.7.    Notification of Certain Matters.    The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party's knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would (A) in the case of the Company, cause the conditions set forth in Section 5.2(a), Section 5.2(b) or Section 5.2(c) not to be satisfied and (B) in the case of Parent, cause the conditions set forth in Section 5.3(a) or Section 5.3(b) not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 4.7 shall not (x) cure any breach of, or non-compliance with, any provision of this Agreement or (y) limit the remedies available to the party receiving such notice.

        Section 4.8.    Indemnification and Insurance.

          (a)   From the Effective Time, the Company (and following the Effective Time, the Surviving Corporation) shall indemnify and hold harmless each Indemnitee against all claims, losses, liabilities, damages, judgments, inquiries, fines, penalties and reasonable fees, costs and expenses, including attorneys' fees and disbursements, incurred in connection with any threatened, pending or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an "Action"), to which such Indemnitee is or was made a party or is threatened to be made a party to or is otherwise involved by reason of the fact that such Indemnitee is or was a director or officer of the Company or any Subsidiary of the Company or, while a director or officer of the Company or any Subsidiary of the Company, such Indemnitee is or was serving at the request of the Company or any Subsidiary of the Company, as applicable, as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise (including with respect to this Agreement, the negotiation, execution, announcement, performance and consummation of all Transactions contemplated by this Agreement and all acts or omissions of each Indemnitee leading thereto and in furtherance thereof on behalf of the Company and holders of Shares), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such Action, (A) each Indemnitee will be entitled to advancement of expenses incurred in the defense of any such Action from the Surviving Corporation within ten (10) calendar days of receipt by the Surviving Corporation from the Indemnitee of a written request therefor; provided, however, that, if required by the DGCL or the Company Charter Documents, any Indemnitee to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such Indemnitee is not entitled to be indemnified by the Surviving Corporation pursuant to the DGCL, (B) the Surviving Corporation shall have the right to assume the defense of any such matter with counsel reasonably satisfactory to such Indemnitee, with such Indemnitee's approval not to be unreasonably withheld, (C) if the Surviving Corporation assumes the defense of any such matter, the Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any proceeding or threatened Action (and in which indemnification or advancements could be sought by such Indemnitee hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Action or such Indemnitee otherwise consents in writing and (D) notwithstanding the foregoing, if such Indemnitee reasonably concludes that a conflict of interest or potential conflict of interest exists between Indemnitee and the Surviving Corporation or between Indemnitee and another Indemnitee who is defended by the Company with the same counsel as counsel representing Indemnitee, or if the Surviving Corporation fails to assume the defense of such proceeding, such Indemnitee may retain one (1) independent legal counsel reasonably satisfactory to Surviving Corporation, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnitee promptly after statements therefor are received. For purposes of this Agreement, "Indemnitee" means each individual who is or was a director or officer of the Company or any Subsidiary of the Company. Parent and the Company agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any Indemnitee as provided in the certificate of incorporation or bylaws (or comparable organizational documents) of the Company and its Subsidiaries and any indemnification or other agreements of the Company and its Subsidiaries as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

          (b)   From and after the Effective Time, the respective certificate of incorporation and bylaws or similar organizational or governing documents of the Surviving Corporation and the Surviving Corporation's Subsidiaries shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Indemnitees for the period prior to and including the Effective Time than are currently set forth in the Company Charter Documents and the certificate of incorporation, bylaws, or similar organizational and governing documents of the Company's Subsidiaries, respectively. From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, the covenants contained in this Section 4.8.

          (c)   Parent shall, or shall cause the Surviving Corporation to, maintain and extend all existing officers' and directors' liability insurance of the Company ("D&O Insurance") for a period of not less than six (6) years from and after the Effective Time with respect to claims arising from acts, omissions, facts or events that occurred on or before the Effective Time, including in connection with the approval of this Agreement and the Transactions; provided, however, that Parent may substitute (or cause the Surviving Corporation to substitute) therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to the Indemnitees than the existing D&O Insurance (so long as such policies are provided by the Company's current insurance carrier or by a carrier with a rating no lower than A.M. Best rating of A); and provided, further, that if the existing D&O Insurance expires or is terminated or canceled during such period through no fault of Parent or the Surviving Corporation, then Parent shall, or shall cause the Surviving Corporation to, obtain and maintain substantially similar D&O Insurance (with such replacement policies to be provided by the Company's current insurance carrier or by a carrier with a rating no lower than A.M. Best rating of A). Notwithstanding the foregoing, in no event shall Parent be required to pay aggregate premiums for insurance under this Section 4.8(c) in excess of 250% of the most recent aggregate annual premiums paid by the Company for such purpose (the "Maximum Amount"), the true and correct amount of which is set forth in Section 4.8(c) of the Company Disclosure Schedule; and provided, further, that if Parent or the Surviving Corporation is unable to obtain the amount of insurance required by this Section 4.8(c) for such aggregate premium, Parent shall, or shall cause the Surviving Corporation to, obtain as much insurance as can be obtained for aggregate premiums not in excess of the Maximum Amount. At the Company's option, it may elect to obtain prepaid "tail" or "runoff" policies prior to the Effective Time covering a period of six (6) years from and after the Effective Time with respect to acts, omissions, facts or events occurring on or prior to the Effective Time; provided that the premium therefor does not exceed the Maximum Amount. Any such "tail" or "runoff" policy purchased by the Company, Purchaser or the Surviving Company shall be in lieu of all other obligations of Parent and the Surviving Corporation in the first sentence of this Section 4.8(c) for so long as any such tail or runoff policy remains in full force and effect. In the event the Company purchases a "tail" or "runoff" policy prior to the Effective Time, Parent and the Surviving Corporation shall use their reasonable best efforts to maintain such tail or runoff policy in full force and effect for its term.

          (d)   The rights of each Indemnitee hereunder shall be in addition to, and not in limitation of, any other rights such Indemnitee may have under the certificates of incorporation or bylaws or other organizational or governing documents of the Company or any of its Subsidiaries or the Surviving Corporation or its Subsidiaries, any indemnification or other agreements of the Company or any of its Subsidiaries, the DGCL or otherwise. Subsequent amendment of the certificate of incorporation, bylaws or other organizational or governing documents of the Company or any of its Subsidiaries or of the Surviving Corporation or its Subsidiaries or any indemnification or other agreements of the Company or any of its Subsidiaries shall not diminish or impair the rights of any Indemnitee thereunder or hereunder.

          (e)   In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 4.8. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 4.8.

          (f)    The provisions of this Section 4.8 shall survive the consummation of the Merger. Each Indemnitee (and his or her respective representatives, executors, administrators, spouse, estate, successors and heirs) are intended third party beneficiaries of this Section 4.8, and this Section 4.8 shall not be amended in a manner that is adverse to any Indemnitee (including his or her respective representatives, executors, administrators, spouse, estate, successors and heirs) or terminated without the consent of such Indemnitee (including his or her respective representatives, executors, administrators, spouse, estate, successors and heirs) affected thereby.

        Section 4.9.    Securityholder Litigation.    The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company or its directors relating to the Transactions in accordance with the terms of a mutually agreed upon joint defense agreement. The Company may not enter into any settlement agreement in respect of any securityholder litigation against the Company or its directors relating to the Transactions without Parent's prior written consent (such consent not to be unreasonably withheld or delayed).

        Section 4.10.    Fees and Expenses.    Except as otherwise provided herein, all fees and expenses incurred in connection with the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated. Other than any Taxes imposed upon a holder of Shares (including Company Restricted Shares), the Company shall pay all Taxes incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions (including (a) transfer, stamp and documentary Taxes or fees and (b) sales, use, gains, real property transfer and other or similar Taxes or fees).

        Section 4.11.    Rule 16b-3.    Prior to the Effective Time, the Company and, assuming that the Company delivers to Parent all requisite information, Parent shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

        Section 4.12.    Employee Benefits.

          (a)   The Surviving Corporation shall provide or cause to be provided to employees of the Company and its Subsidiaries who continue as employees of the Surviving Corporation or Parent or any of their respective Subsidiaries following the Closing Date (a "Continuing Employee"), for a period extending until the earlier of the termination of such Continuing Employee's employment with such entities or twelve (12) months following the Closing Date (i) a base wage or salary at a rate not less than the rate of such base wage or salary in effect at the Effective Time and (ii) 401(k) benefits, severance benefit eligibility, medical benefits and other welfare benefit plans, programs and arrangements that, as determined in Parent's good faith and reasonable discretion, (A) are, in the aggregate, substantially comparable to those provided under the Company Plans as in effect at the Effective Time; (B) are substantially comparable to those provided to employees of the Parent or its Subsidiaries, in the aggregate, from time to time; or (C) constitute any combination of the foregoing. With respect to each Continuing Employee whose employment with the Surviving Corporation or Parent or any of their respective Subsidiaries continues through December 31, 2013 and who earns an annual bonus based on actual performance for the fiscal year ending December 31, 2013 pursuant to the terms and conditions of the applicable Company Plan, the Surviving Corporation shall pay or cause to be paid to such Continuing Employee such bonus at such time and subject to such conditions as is consistent with the past practice of the Company and its Subsidiaries. The provisions of this Section 4.12 shall not be construed or interpreted to restrict in any way the Surviving Corporation's or Parent's ability to amend, modify or terminate any Company Plan (including to change the entities who administer such Company Plans, or the manner in which such Company Plans are administered) to the extent not inconsistent with such foregoing restrictions or any other plan made available to the Continuing Employees or to terminate any Person's employment at any time or for any reason.

          (b)   The Surviving Corporation shall (i) use reasonable efforts to ensure that any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Surviving Corporation that a Continuing Employee of the Company or any of its Subsidiaries is eligible to participate in immediately following the Effective Time are waived to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such employee immediately prior to the Effective Time under the relevant Company Plan in which such Continuing Employee participated, (ii) provide each such Continuing Employee with credit for any co-payments and deductible paid prior to the Effective Time (to the same extent such credit was given under the analogous Company Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements and (iii) to the extent that any Continuing Employee is allowed to participate in any employee benefit plan of the Parent, the Surviving Corporation or any of their Subsidiaries following the Effective Time, cause such plan to recognize the service of such Continuing Employee with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate and vesting (but not for benefit accrual under any defined benefit, retiree welfare or any other plan) to the same extent such service was recognized by the Company and its Subsidiaries under any similar Company Plan in which such Continuing Employee participated immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service. As of the Effective Time, Parent shall, or shall cause the Surviving Corporation or other relevant Subsidiaries to, credit to Continuing Employees the amount of vacation time that such employees had accrued under the paid-time off program, set forth in good faith in the Company's payroll system, as of the Effective Time (to the extent that Parent is not required by applicable Law to pay out such paid time off); provided, however, for the avoidance of doubt, this covenant shall not obligate Parent, Surviving Corporation or any other Subsidiaries to continue such paid-time off program beyond the last day of the calendar year in which the Closing Date occurs.

          (c)   With respect to matters described in this Section 4.12, the Company shall consult with Parent (and consider in good faith the advice of Parent) prior to sending any written notices or other communication materials (including any postings to any website) to its employees or former employees of the Company or any of its Subsidiaries and shall not without the consent of Parent send any communication that shall affect the rights of employees or former employees of the Company or any of its Subsidiaries. Prior to the Effective Time, the Company shall provide Parent with reasonable access to such employees or former employees for purposes of Parent providing notices or other communication materials regarding Parent compensation and benefit plans and the matters described in this Section 4.12; provided that such notices or other communication materials are approved in advance by the Company, which approval shall not be unreasonably withheld or delayed.

          (d)   The Company and each of its Subsidiaries shall, after the date hereof and prior to the Effective Time, (i) provide any and all notices to, (ii) make any and all filings or registrations with, and (iii) obtain any and all consents or approvals of, any labor organization, works council or any similar entity, council or organization, required to be made or obtained in connection with this Agreement or the consummation of the Transactions.

          (e)   Without limiting the generality of Section 7.6, nothing contained in this Section 4.12 shall create any third-party beneficiary right in any Person, or any right to employment or continued employment. Nothing in this Agreement shall be deemed to amend or modify any compensation or benefit plan, policy, agreement or arrangement sponsored or maintained by Parent, the Company or any of their respective Affiliates.

        Section 4.13.    Financing.

          (a)   Each of Parent and Merger Sub shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Commitment Letters with respect to the conditionality, timing, availability, and aggregate amount of the Financing (including the amounts to be funded thereunder at the Closing), including using reasonable best efforts, subject to the conditions set forth in Section 7.8(a), to seek to enforce its rights under the Commitment Letters in the event of a breach thereof by the Financing provider(s) thereunder. Neither Parent nor Merger Sub shall permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Equity Commitment Letter (other than to increase the amount of the Equity Financing) without the Company's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Neither Parent nor Merger Sub shall permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Debt Commitment Letter without the Company's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if such amendment, modification or waiver (i) reduces the aggregate amount of the Debt Financing, (ii) impairs in any material respect the availability of the Debt Financing, (iii) amends the conditions precedent to the Debt Financing in a manner that would reasonably be expected to delay in any material respect or prevent the Closing, or (iv) adversely impacts in any material respect the ability of any party hereto to enforce or cause the enforcement of the rights of Parent or Merger Sub under any of the Debt Commitment Letter or the definitive agreements relating thereto or imposes additional material obligations on the Company, its Subsidiaries or their respective Affiliates prior to the Closing Date; provided, however, that Parent and Merger Sub may amend or restate the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Debt Commitment Letter as of the date hereof, and may otherwise amend, modify or restate the Debt Commitment Letter in any manner not inconsistent with this sentence. Parent shall promptly deliver to the Company copies of any such amendment, modification or waiver. Each of Parent and Merger Sub shall use its reasonable best efforts (i) to maintain in effect the Commitment Letters until the funding of the Financing at or prior to Closing and to negotiate and enter into definitive agreements with respect to the Debt Commitment Letter on the terms and conditions contained in the Debt Commitment Letter (or on terms no less favorable (taken as a whole) to Parent), (ii) to satisfy on a timely basis (taking into account the expected timing of the commencement of the Marketing Period) all conditions applicable to it in such definitive agreements that are within its control, (iii) upon satisfaction of such conditions (without waiver thereof not consented to by Parent), to consummate the Financing at the Closing (with respect to amounts required to consummate the Merger and make other payments due at such time in accordance with the terms hereof) and (iv) to comply in all material respects with its obligations under the Commitment Letters.

          (b)   If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter and the related fee letters, (i) Parent and Merger Sub shall promptly notify the Company and (ii) Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain alternative financing from the same or alternative sources in an amount sufficient to consummate the Transactions with terms and conditions that are not materially less favorable in any respect from the standpoint of Parent and the Company than the terms and conditions set forth in the Debt Commitment Letter and any related fee letters as promptly as reasonably practicable following the occurrence of such event (the "Alternative Debt Financing"). Parent shall promptly provide a true, correct and complete copy of each alternative financing commitment in respect of such Alternative Debt Financing ("New Debt Commitment Letter") to the Company (redacted, in the case of the fee letter, consistent with Section 3.8). In the event any New Debt Commitment Letter is obtained, (i) any reference in this Agreement to the "Financing" or the "Debt Financing" shall include the debt financing contemplated by the Debt Commitment Letter as modified pursuant to clause (ii) below, (ii) any reference in this Agreement to the "Commitment Letters" or the "Debt Commitment Letter" shall be deemed to include the Debt Commitment Letters that are not superseded by a New Debt Commitment Letter at the time in question and the New Debt Commitment Letters to the extent then in effect, and (iii) any reference in this Agreement to "fee letter" shall be deemed to include any fee letter relating to the Debt Commitment Letters that are not superseded by a New Debt Commitment Letter at the time in question and the New Debt Commitment Letters to the extent then in effect.

          (c)   Upon the request of the Company, Parent shall keep the Company reasonably informed of the status of its efforts to arrange the Financing and provide to the Company copies of the material definitive documents for the Financing. Parent shall give the Company prompt notice: (i) of any breach of any material provisions of any of the Commitment Letters or definitive document related to the Financing by any party to any Commitment Letters or definitive document related to the Financing of which it has knowledge; (ii) of the receipt of any written notice or other written communication from a financing source for the Financing with respect to any actual or potential breach, default, termination or repudiation by any party to any Commitment Letters or any definitive document related to the Financing or any material provisions of the Commitment Letters or any definitive document related to the Financing; and (iii) of the occurrence of an event or development that Parent or Merger Sub expects to have a material and adverse impact on the ability of Parent, Merger Sub or the Company (or the Surviving Corporation) to obtain all or any portion of the Financing contemplated by the Commitment Letters on the terms, in the manner or from the sources contemplated by the Commitment Letters or the definitive documents related to the Financing.

        Section 4.14.    Financing Cooperation.

          (a)   During the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries shall, and the Company shall use its reasonable best efforts to cause its and its Subsidiaries' respective Representatives to, provide to Parent and Merger Sub all cooperation that is reasonably requested by Parent in connection with the arrangement of debt and equity financings (including without limitation, any portion of the contemplated Financing) the proceeds of which shall be used to consummate the Transactions; provided, however, that no such requested cooperation may unreasonably interfere with the ongoing operations of the Company and its Subsidiaries. Such cooperation shall include, without limitation, (i) furnishing Parent, Merger Sub and their Financing sources promptly with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent and identifying any portion of such information that constitutes material non-public information, (ii) in each case, upon reasonable notice and in reasonably convenient locations, making employees and other representatives of the Company (with appropriate seniority and expertise) available to participate in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with prospective financing sources, investors and rating agencies in connection with the Financing, (iii) assisting with the preparation of customary materials for rating agency presentations (and assisting in the obtaining of corporate, credit and facility ratings from ratings agencies), bank information memoranda, prospectuses and all other material to be used in connection with the Financing (including customary authorization and management representation letters) and all documentation and other information required in connection with applicable "know your customer" and anti-money laundering rules and regulations, including U.S.A. Patriot Act of 2001, (iv) using reasonable best efforts to obtain accountant's comfort letters as reasonably requested by Parent, (v) taking all corporate actions, including filing for any required consents or approvals, subject to and only effective upon the occurrence of the Effective Time, required to permit the consummation of the Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately after the Effective Time, (vi) providing, as soon as prepared and made available to the Company management team, unaudited consolidated monthly financial statements of the Company (excluding footnotes) consisting of a balance sheet, income statement and statement of cash flows, (vii) filing a Quarterly Report on Form 10-Q within forty-five (45) calendar days after the end of each fiscal quarter end, which shall comply in all material respects with the applicable requirements of the Exchange Act and shall contain the Company's unaudited financial statements, (viii) permitting officers of the Company who will be officers of the Surviving Corporation after the Effective Time to execute and deliver any credit, pledge and security documents, other definitive financing documents, closing documents, including officer's certificates, secretary's certificates, legal opinions, corporate documents or evidence of authorization (but in each case, not effective prior to the Effective Time) as may be reasonably requested by Parent (including delivery of borrowing base certificates and a certificate of the chief financial officer of the Company with respect to solvency matters and using reasonable best efforts to obtain consents of accountants to use their reports in any materials relating to the Debt Financing) and otherwise reasonably facilitating the pledging of collateral, including without limitation, by taking all necessary action to facilitate the elimination of any Lien on any of the properties or assets of the Company or any of its Subsidiaries, other than Permitted Exceptions, (ix) using commercially reasonable efforts to assist in delivery of inventory appraisals and field audits and obtaining of surveys and title insurance, all as reasonably requested by Parent and customary for financings similar to the Debt Financing, and otherwise cooperating reasonably with the Debt Financing sources' due diligence, (x) providing customary authorization letters to the Debt Financing sources authorizing the distribution of information to prospective lenders and containing customary representations to the Debt Financing sources that such information does not contain a material misstatement or omission and that the public side versions of such information, if any, do not include material non-public information about the Company or its Subsidiaries or their securities, and (xi) otherwise taking reasonable actions within its control to cooperate in satisfying the conditions precedent set forth in the Debt Commitment Letter or any definitive document related to the Financing; provided, however, that (A) no obligation of the Company or any of its Subsidiaries under any certificate, agreement, notice or other document or instrument shall be effective until the Effective Time, and none of the Company or any of its Subsidiaries shall be required to pay or incur any liability for any commitment or other similar fee, pay or incur any liability for any expense (other than as provided in this Agreement) or incur any other obligation or liability in connection with the Financing prior to the Effective Time unless promptly reimbursed by Parent and (B) neither the Company nor any of its Subsidiaries, nor any of their respective directors or officers, shall be required to take any action to authorize or approve the Financing (or any Alternative Debt Financing), except at or contemporaneously with the Effective Time.

          (b)   The Company hereby consents to the use of its and its Subsidiaries' trademarks, service marks or logos in connection with the Debt Financing; provided that such trademarks, service marks or logos are used in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective Intellectual Property Rights, and provided that the Company shall be permitted to review the use of such logos prior to usage in connection with the Debt Financing.

          (c)   If the Closing does not occur and this Agreement is terminated pursuant to Article VI, Parent shall promptly upon written request by the Company (and in any event no later than five (5) Business Days following written request by the Company) reimburse the Company for all of its documented reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred by the Company, its Subsidiaries and their respective Representatives in connection with any cooperation expressly required by or requested in accordance with this Section 4.14. Parent and Merger Sub shall indemnify and hold harmless the Company, its Affiliates and their respective Representatives for and against any and all liabilities, losses, damages, claims, reasonable costs and expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing (other than arising from (x) fraud, gross negligence, willful misconduct or intentional misrepresentation by the Company or any Company Subsidiary or (y) misstatements or omissions in written historical information of the type prepared by the Company and its Subsidiaries in the ordinary course of business that is provided by the Company or any of its Subsidiary specifically for use in connection with the Debt Financing) to the fullest extent permitted by applicable Law. Notwithstanding anything herein to the contrary, (A) the maximum aggregate liability of Parent and Merger Sub pursuant to this Section 4.14(c) shall be $2,500,000, (B) the Company shall notify Parent reasonably promptly if it appears that the aggregate liability of Parent and Merger Sub pursuant to this Section 4.14(c) is approaching such maximum amount, and (C) the Company shall have no obligation pursuant to Section 4.14 to incur any out-of-pocket costs and expenses or take any action that would result in the incurrence of such out-of-pocket costs and expenses in excess of such maximum amount.

        Section 4.15.    Tax Matters.    Prior to the Effective Time, the Company shall take the actions set forth in Section 4.15 of the Company Disclosure Schedule.

        Section 4.16.    ERISA Matters.    Prior to the Effective Time and promptly upon the request of Parent, the Company shall enter into a customary management rights agreement with TowerBrook Investors III, L.P. and/or such other entities as designated by Parent, which agreement shall provide such entity or entities with "management rights" within the meaning of Department of Labor Regulation 29 C.F.R. § 2510.3-101 (the plan assets regulation) as to the Company effective as of the Effective Time.

ARTICLE V
CONDITIONS TO THE MERGER

        Section 5.1.    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law, by Parent and the Company) on or prior to the Closing Date of the following conditions:

          (a)    Stockholder Approval.    The Company Stockholder Approval shall have been obtained.

          (b)    Antitrust.    All waiting periods applicable to the consummation of the Merger under the HSR Act and Germany merger control provisions under Chapter VII of the Act against Restraints of Competition of 1958, as amended (or any extension thereof) shall have expired or been terminated; and

          (c)    No Injunctions or Restraints.    No Law or Order enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

        Section 5.2.    Conditions to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of the Company (i) set forth in Section 2.5(f) and Section 2.6(a) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time, (ii) set forth in the first sentence of Section 2.1, Section 2.2, Section 2.3(a), Section 2.3(b), Section 2.3(d), Section 2.15 and Section 2.21 shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (iii) set forth in this Agreement other than those Sections specifically identified in clause (i) or (ii) of this Section 5.2(a) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to not be so true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer thereof to such effect.

          (b)    Performance of Obligations of Company.    The Company shall have performed or complied (i) in all respects with its obligations, agreements and covenants required to be performed or complied with by it under Section 4.1(i) and Section 4.1(ii) at or prior to the Closing Date and (ii) in all material respects with its other obligations, agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer thereof to such effect.

          (c)    No Company Material Adverse Effect.    Since the date of this Agreement, there shall have occurred no changes, events, circumstances, effects, developments, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

          (d)    Available Cash.    Immediately prior to the Effective Time, the Company shall have Available Cash (net of unpaid Company Transaction Expenses) of at least $190,000,000 free of any Contract or understanding (including any obligation to make a Distribution) that would restrict, impair or impose any delay, cost liability or obligation with respect to the use of such Available Cash in the Exchange Fund; provided that, with respect to those recipients of Company Transaction Expenses as to which the Company has provided cost estimate information to Parent prior to the date hereof, the Company and its Subsidiaries shall not have paid or agreed to pay more to such recipients, in the aggregate, than the total cost estimate disclosed with respect to such recipients collectively.

        Section 5.3.    Conditions to Obligation of the Company to Effect the Merger.    The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Parent and Merger Sub (i) set forth in Section 3.2(a) and Section 3.7 shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) set forth in this Agreement other than those Sections specifically identified in clause (i) of this Section 5.3(a) shall be true and correct (disregarding all qualifications or limitations as to "materiality", "Parent Material Adverse Effect" and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer thereof to such effect.

          (b)    Performance of Obligations of Parent and Merger Sub.    Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

        Section 5.4.    Frustration of Closing Conditions.    None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Sections 5.1, 5.2 or 5.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use the efforts to consummate the Merger and the other Transactions required hereunder, including as required by and subject to Section 4.3.

ARTICLE VI
TERMINATION

        Section 6.1.    Termination.    This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

          (a)   by the mutual written consent of the Company and Parent;

          (b)   by either of the Company or Parent:

              (i)  if any Governmental Authority shall have enacted, promulgated, issued, entered, amended or enforced (A) a Law prohibiting the Merger or making the Merger illegal, or (B) an Order, in each case, permanently enjoining, restraining, preventing or prohibiting the Merger and such Order shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 6.1(b)(i) shall not be available to a party if the issuance of such final, non-appealable Order was primarily due to the failure of such party to perform any of its obligations under this Agreement (subject to the provisions of Section 4.3);

             (ii)  if the Merger shall not have been consummated on or before the Walk-Away Date; provided that the right to terminate this Agreement under this Section 6.1(b)(ii) shall not be available to any party if the failure of the Merger to be so consummated on or before the Walk-Away Date was primarily due to the failure of such party to perform any of its obligations under this Agreement, other than under Article I; provided that the right to terminate this Agreement under this Section 6.1(b)(ii) shall not be available to Parent if, at the time of such termination, the Company is entitled to seek or obtain an injunction, specific performance or other equitable remedies enforcing Parent's obligation to cause the Equity Financing to be funded pursuant to Section 7.8 unless Parent has delivered the Company at least ten days' prior written notice that it may seek to terminate this Agreement under this Section 6.1(b)(ii) (which notice may be rescinded by Parent at any time); or

            (iii)  if the Stockholders' Meeting (including any adjournments or postponements thereof) shall have been held and concluded without the Company Stockholder Approval having been obtained;

          (c)   by the Company:

              (i)  if the Company enters into a definitive Company Acquisition Agreement providing for a Superior Proposal in accordance with Section 4.2 immediately following or simultaneously with such termination pursuant to this Section 6.1(c)(i); provided that (x) simultaneously therewith the Company shall have paid or caused to be paid to Parent the Termination Fee in accordance with Section 6.3 (and such termination of this Agreement by the Company shall not take effect unless and until the Termination Fee shall have been paid to Parent) and (y) the Company shall have complied with all the other requirements of Section 4.2; provided that, notwithstanding anything to the contrary in this Section 6.1, the Company shall not have the right to terminate this Agreement pursuant to this Section 6.1(c)(i) if the Company Stockholder Approval shall have been obtained;

             (ii)  if there shall be any breach of or inaccuracy in any of Parent's or Merger Sub's representations or warranties set forth in this Agreement or Parent or Merger Sub has failed to perform any of its covenants or agreements set forth in this Agreement, which inaccuracy, breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 5.3(a) or Section 5.3(b) and (B) (1) is not capable of being cured prior to the Walk-Away Date or (2) is not cured within thirty (30) days following the Company's delivery of written notice to Parent of such breach; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 6.1(c)(ii) if (x) the Company is then in breach of any of its representations, warranties, covenants or agreements hereunder such that the conditions set forth in Section 5.2(a) or Section 5.2(b) would not be satisfied or (y) the condition set forth in Section 5.2(c) would not be satisfied; or

            (iii)  if (A) the conditions to Closing set forth in Section 5.1 and Section 5.2 (other than those conditions that by their nature are to be satisfied at the Closing but that are expected to be satisfied at the Closing) have been satisfied (and remain satisfied) or waived, (B) the Company has irrevocably confirmed in a written notice delivered to Parent after the end of the Marketing Period that the conditions to Closing set forth in Section 5.3 (other than those conditions that by their nature are to be satisfied at the Closing but that are expected to be satisfied at the Closing) have been satisfied or the Company has confirmed by written notice to Parent that it is willing to waive any unsatisfied conditions in Section 5.3 and, in either case, that the Company stands, and will stand, ready, willing and able to consummate the Merger and (C) Parent and Merger Sub fail to consummate the Merger within five (5) Business Days after the delivery of such written notice and the Company stood ready, willing and able to consummate the Merger through the end of such five (5) Business Day period; or

          (d)   by Parent:

              (i)  if (A) a Change in Recommendation shall have been made, (B) the Company shall have breached in any material respect its obligations under Section 4.2, or (C)(x) following the public disclosure or announcement of a Takeover Proposal (other than a tender offer or exchange offer contemplated in clause (y)) the Company Board shall have failed to reconfirm publicly the Company Recommendation within five (5) Business Days after the Company receives Parent's written request therefor or (y) a tender offer or exchange offer relating to the Shares is commenced (within the meaning of Rule 14d-2 under the Exchange Act) and, not later than the tenth (10th) day next following such commencement, the Company shall not have publicly announced its recommendation that holders of Shares reject such tender offer or exchange offer (it being hereby understood and agreed that for purposes of this clause (y) of this Section 6.1(d)(i), the Company's public disclosure or announcement of a position pursuant to Rule 14e-2(a)(2) or (3) under the Exchange Act with respect to such tender offer or exchange offer shall be deemed a failure by the Company to publicly disclose or announce the rejection of such tender offer or exchange offer); provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 6.1(d)(i) if the Company Stockholder Approval shall have been obtained; or

             (ii)  if there shall be any breach of or inaccuracy in any of the Company's representations or warranties set forth in this Agreement or the Company has failed to perform any of its covenants or agreements set forth in this Agreement, which inaccuracy, breach or failure to perform would give rise to the failure of any condition set forth in Section 5.2(a) or Section 5.2(b), and (B) (1) is not capable of being cured prior to the Walk-Away Date or (2) is not cured within thirty (30) days following Parent's delivery of written notice to the Company of such breach; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 6.1(d)(ii) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that any condition set forth in Section 5.3(a) or Section 5.3(b) would not be satisfied.

        Section 6.2.    Effect of Termination.    In the event of the termination of this Agreement as provided in Section 6.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 4.9, 4.10, 4.14(c), 6.2 and 6.3 and Article VII and the first sentence of Section 2.22, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent or the Company or their Affiliates or Representatives, except (a) the Company or Parent shall have liability to the extent provided in Section 6.3 and (b) nothing shall relieve any party to this Agreement from liability for any damages for a knowing and intentional material breach of a representation or warranty or a knowing and intentional material breach of any obligation hereunder made or allowed to occur or actual (not constructive) fraud, provided for the avoidance of doubt that any such liability shall be subject to the limits on liability set forth in Section 7.8(c).

        Section 6.3.    Termination Fee; Reimbursement of Expenses.

          (a)   In the event that:

              (i)  (A) a Takeover Proposal shall have been made known to the Company, publicly disclosed or made publicly known or made directly to the Company Stockholders or the intention (whether or not conditional) of any Person to make a Takeover Proposal shall have been made known to the Company, publicly disclosed or made publicly known or made directly to the Company Stockholders, and thereafter, (B) this Agreement is terminated by the Company or Parent pursuant to Section 6.1(b)(ii) (Walk-Away Date) or Section 6.1(b)(iii) (Company Stockholder Approval) or by Parent pursuant to Section 6.1(d)(ii) (Breach) and (C) within twelve (12) months after the date this Agreement is terminated the Company or any of its Subsidiaries consummates any Takeover Proposal or enters into a definitive agreement with respect to any Takeover Proposal that is subsequently consummated; provided, that solely for this Section 6.3(a)(i), all references to 20% in the definition of "Takeover Proposal" shall be deemed to be references to 50.1%;

             (ii)  (A) this Agreement is terminated by Parent pursuant to Section 6.1(d)(i) (Change in Recommendation, Etc.) or (B) this Agreement is terminated by the Company or Parent pursuant to any other provision of Section 6.1 (other than Section 6.1(c)(iii)) and, at the time of such termination, (x) the Company Stockholder Approval shall not have been obtained and (y) Parent would have been permitted to terminate this Agreement pursuant to pursuant to Section 6.1(d)(i) (Change in Recommendation, Etc.); or

            (iii)  this Agreement is terminated by the Company pursuant to Section 6.1(c)(i) (Superior Proposal);

then in any such event under clause (i), (ii) or (iii) of this Section 6.3(a), the Company shall pay to Parent the Termination Fee, less the amount of any expenses previously reimbursed by the Company to Parent pursuant to Section 6.3(b).

          (b)   In the event that this Agreement is terminated by the Company or Parent pursuant to Section 6.1(b)(iii) (Company Stockholder Approval) or by Parent pursuant to Section 6.1(d)(ii) (Breach), then the Company shall reimburse Parent, up to an aggregate amount of $5,000,000, for all of the documented out-of-pocket fees and expenses incurred by Parent or its Affiliates in connection with this Agreement and the Transactions, including (i) all fees and expenses of accountants, counsel, investment banking firms or financial advisors (and their respective counsel and representatives), professional advisors and consultants to Parent or any of its Affiliates in connection with this Agreement and the Transactions, including such fees and expenses incurred in connection with due diligence or other activities, (ii) all fees and expenses payable to banks, investment banking firms and other financial institutions (and their respective counsel and representatives) in connection with arranging or providing the Financing, and costs and expenses otherwise allocated to Parent pursuant to Section 4.10 and (iii) retention payments for management candidates, in each case whether incurred prior to or following the date of this Agreement.

          (c)   In the event this Agreement is terminated (i) by the Company pursuant to Section 6.1(c)(iii) (Failure to Close) or (ii) by Parent pursuant to Section 6.1(b)(ii) (Walk-Away Date) and, at the time of such termination, the Company would have been permitted to terminate this Agreement pursuant to Section 6.1(c)(iii) (Failure to Close), then Parent shall pay to the Company the Reverse Termination Fee.

          (d)   Any payment required to be made pursuant to Section 6.3(a)(i) shall be made to Parent upon the consummation of the transactions contemplated by a Takeover Proposal; any payment required to be made pursuant to Section 6.3(a)(ii) or Section 6.3(b) shall be made to Parent promptly following termination of this Agreement (and in any event not later than two (2) Business Days after such termination); and any payment required to be made pursuant to Section 6.3(a)(iii) shall be made to Parent simultaneously with (and as a condition to the effectiveness of) termination of this Agreement by the Company pursuant to Section 6.1(c)(i). Any payment required to be made pursuant to Section 6.3(c) shall be made to the Company promptly following termination of this Agreement (and in any event not later than two (2) Business Days after such termination). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by the recipient.

          (e)   The parties hereto acknowledge that the damages resulting from termination of this Agreement under circumstances in which the Termination Fee are payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Section 6.3(a) are reasonable forecasts of the actual damages which may be incurred, and in the event that Parent shall receive full payment pursuant to Section 6.3(a), the receipt of the Termination Fee shall be deemed to be liquidated damages, and not a penalty, for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and upon such payment of such amount none of the Company or any of its Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. Under no circumstances shall the Company be obligated to pay more than one (1) Termination Fee.

          (f)    The parties hereto acknowledge that the damages resulting from termination of this Agreement under circumstances in which the Reverse Termination Fee are payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Section 6.3(c) are reasonable forecasts of the actual damages which may be incurred, and in the event that the Company shall receive full payment pursuant to Section 6.3(c), the receipt of the Reverse Termination Fee shall be deemed to be liquidated damages, and not a penalty, for any and all losses or damages suffered or incurred by the Company, any of its Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and upon such payment of such amount none of Parent, Merger Sub or any of their respective Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. Notwithstanding anything to the contrary contained in this Agreement but subject to the limits on liability set forth in Section 7.8(b), the Company may pursue both a grant of specific performance in accordance with Section 7.8 and the payment of the Reverse Termination Fee under Section 6.3(b); provided, however, that under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the type contemplated by the third sentence of Section 7.8 and all or any portion of the Reverse Termination Fee. Under no circumstances shall Parent be obligated to pay more than one (1) Reverse Termination Fee.

          (g)   Notwithstanding anything to the contrary in this Agreement, (i) neither the Company nor any of its stockholders, Affiliates, directors, officers, employees, controlling persons or agents shall have any rights or claims against any Debt Financing Parties in connection with this Agreement, the Debt Financing or the Transactions contemplated hereby or thereby and (ii) no Debt Financing Party shall have any liability to the Company or any of its stockholders, Affiliates, directors, officers, employees, controlling persons or agents relating to or arising out of this Agreement, the Debt Financing or the Transactions contemplated hereby or thereby.

ARTICLE VII
MISCELLANEOUS

        Section 7.1.    No Survival, Etc.    The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 6.2, upon the termination of this Agreement pursuant to Section 6.1, as the case may be, except that the agreements set forth in Article I, Sections 4.8, 4.10 and Section 4.12, this Article VII and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

        Section 7.2.    Amendment or Supplement.    At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken or authorized by their respective Boards of Directors; provided, however, that following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the Company Stockholders without such approval.

        Section 7.3.    Extension of Time, Waiver, Etc.    At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party's conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        Section 7.4.    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign its rights and interests hereunder to Parent and each of Parent and Merger Sub may assign its rights and interests hereunder to any wholly owned subsidiary of Parent if such assignment would not cause a delay in the consummation of any of the Transactions, provided that no such assignment shall relieve Parent or Merger Sub of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 7.4 shall be null and void.

        Section 7.5.    Counterparts; Scanned Signatures.    This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile or other electronically scanned and transmitted signatures shall be deemed originals for all purposes of this Agreement.

        Section 7.6.    Entire Agreement; No Third-Party Beneficiaries; Representations; Disclosure.

          (a)   This Agreement, together with the Company Disclosure Schedule, the Confidentiality Agreement and the Guaranty (i) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (ii) except for the provisions of Section 4.8 and Section 7.13, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder. Notwithstanding the immediately preceding sentence, following the Effective Time, the provisions of Article I relating solely to the payment of the Merger Consideration shall be enforceable by holders of Shares (including Company Restricted Shares), as applicable, solely to receive such payment.

          (b)   The Company Disclosure Schedule shall be arranged in sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall only qualify (i) the corresponding section of this Agreement and (ii) the other sections of this Agreement, to the extent that it is reasonably apparent on the face of such disclosure that it also qualifies or applies to such other sections notwithstanding the absence of a cross reference contained therein. The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, constitutes or has resulted in or would reasonably be expected to result in a Company Material Adverse Effect or is outside the ordinary course of business.

        Section 7.7.    Governing Law; Jurisdiction; Waiver of Jury Trial.

          (a)   This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to its rules of conflict of laws. To the fullest extent permitted by Law, any action against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and each of the parties submits to the exclusive jurisdiction of such courts for the purpose of any such action. To the fullest extent permitted by Law, each party irrevocably and unconditionally agrees not to assert (i) any objection which it may ever have to the laying of venue of any such action in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) any claim that any such action brought in any such court has been brought in an inconvenient forum, and (iii) any claim that such court does not have jurisdiction with respect to such action.

          (b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, TO THE FULLEST EXTENT PERMITTED BY LAW, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.7.

          (c)   Notwithstanding the foregoing, each of the parties hereto agrees (i) that it will not bring or support or permit any of its Affiliates to bring or support anyone else in bringing any action, cause of action, claim, cross-claim or third-party claim of any kind or nature (whether at law, in contract, in tort or otherwise) against any Debt Financing Party relating to this Agreement, the Debt Financing, the Transactions contemplated hereby or thereby, other than in the Supreme Court of the State of New York, County of New York or the United States District Court for the Southern District of New York (and the appellate courts thereof) and (ii) to waive any right to trial by jury in respect of any such claim, suit, action or proceeding,

        Section 7.8.    Specific Enforcement; Limit on Liability.

          (a)   The parties agree that irreparable damage would occur and the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as provided in the following sentence. It is accordingly agreed that, prior to any valid termination of this Agreement in accordance with Article VI, the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement from the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), without proof of actual damages, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding the foregoing, it is explicitly agreed that the Company shall only be entitled to seek or obtain an injunction, specific performance or other equitable remedies enforcing Parent's obligation to cause the Equity Financing to be funded or otherwise to effect the Merger or the Closing on the terms and conditions set forth herein (but not the right of the Company to such injunctions, specific performance or other equitable remedies for obligations other than with respect to the Equity Financing and the Closing) if (a) the Marketing Period has expired and the conditions to closing set forth in Section 5.1 and Section 5.2 (other than those conditions that by their nature are to be satisfied at the Closing but that are expected to be satisfied at the Closing) have been satisfied (and remain satisfied) or waived, (b) the full proceeds to be provided to Parent by the Debt Financing (or the Alternative Debt Financing) have been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing and (c) the Company has irrevocably confirmed in writing that it stands ready, willing and able to consummate the Merger without further delay or condition, and if the Equity Financing and Debt Financing are funded then it will take such actions that are required by it under this Agreement to cause the Closing to occur. The parties hereto further agree that (i) by seeking the remedies provided for in this Section 7.8, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) in the event that the remedies provided for in this Section 7.8 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 7.8 shall require any party hereto to institute any proceeding for (or limit any party's right to institute any proceeding for) specific performance under this Section 7.8 prior or as a condition to exercising any termination right under Article VI (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 7.8 or anything set forth in this Section 7.8 restrict or limit any party's right to terminate this Agreement in accordance with the terms of Article VI or pursue any other remedies under this Agreement that may be available then or thereafter.

          (b)   Notwithstanding anything herein to the contrary, the maximum aggregate liability of Parent and Merger Sub for monetary damages or otherwise in connection with this Agreement, the Equity Commitment Letter and the Transactions shall be limited to $58,439,000 plus the amount of any reimbursement of the Company's expenses pursuant to Section 4.14(c) (subject to the cap set forth therein). In no event shall the Company seek or permit to be sought on behalf of the Company any damages or any other recovery, judgment or damages of any kind, including consequential, indirect, or punitive damages, from any Affiliate of Parent or Merger Sub, or any Representative, member, controlling Person or holder of any equity interests or securities of Parent, Merger Sub, the Financing Parties or any of their respective Affiliates, in connection with this Agreement or the Transactions, other than against the Guarantors pursuant to the Guaranty. The Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to damages, any Person (other than Parent to the extent provided in this Agreement or the Guarantors to the extent provided in the Guaranty), whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of the Company against Parent or Merger Sub or any respective Affiliate thereof, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.

        Section 7.9.    Notices.    All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

  If to Parent or Merger Sub, to:

    c/o TowerBrook Capital Partners L.P.
    Park Avenue Tower
    65 East 55th Street
    New York, New York 10022
    Attention: Glenn Miller, General Counsel, North America
    Facsimile: (917) 591-4789

  with a copy (which shall not constitute notice) to:

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, NY 10019
    Attention: Steven A. Cohen
                       Ante Vucic
    Facsimile: (212) 403-2000

  If to the Company, to:

    True Religion Apparel, Inc.
    2263 E. Vernon Avenue
    Vernon, CA 90058
    Attention: President
    Facsimile: (323) 826-6441

  with a copy (which shall not constitute notice) to:

    Greenberg Traurig, LLP
    MetLife Building
    200 Park Avenue
    New York, NY 10166
    Attention: Dennis J. Block
                       Daniel L. Serota
    Facsimile: (212) 805-5555

    and

    Akin Gump Strauss Hauer & Feld LLP
    2029 Century Park East, Suite 2400
    Los Angeles, CA 90067
    Attention: Franklin Reddick III
    Facsimile: (310) 229-1001

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

        Section 7.10.    Severability.    If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

        Section 7.11.    Definitions.

          (a)   As used in this Agreement, the following terms have the meanings ascribed thereto below:

            "Acceptable Confidentiality Agreement" means a confidentiality agreement, which need not contain a standstill agreement, with terms no less favorable to the Company or beneficial to the counterparty in any substantive respect than those contained in the Confidentiality Agreement; provided that such confidentiality agreement shall expressly not prohibit, or adversely affect the rights of the Company thereunder upon, compliance by the Company with any provision of this Agreement.

            "Action" has the meaning set forth in Section 4.8(a).

            "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

            "After Consultation" means, with respect to the Company Board, after consultation with the Company Financial Advisor and the Company's outside legal counsel.

            "Agreement" has the meaning set forth in the preamble.

            "Alternative Debt Financing" has the meaning set forth in Section 4.13(b).

            "Antitrust Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

            "Available Cash" means cash of the Company in U.S. dollars deposited in a U.S. bank that will be freely available to Parent at the Closing to wire in the Exchange Fund and pay as part of the Merger Consideration, free of Tax obligation or other financial deduction or penalty and free or any restrictions on transfer or use.

            "Balance Sheet Date" has the meaning set forth in Section 2.5(d).

            "Bankruptcy and Equity Exception" has the meaning set forth in Section 2.3(a).

            "Business Day" means a day except a Saturday, a Sunday or other day on which the SEC or banks in New York, New York are authorized or required by Law to be closed.

            "Certificate of Merger" means the certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, the DGCL.

            "Certificates" has the meaning set forth in Section 1.9(b)(i).

            "Change in Recommendation" has the meaning set forth in Section 4.2(d).

            "Closing" has the meaning set forth in Section 1.2.

            "Closing Date" has the meaning set forth in Section 1.2.

            "Code" has the meaning set forth in Section 1.9(g).

            "Commitment Letters" has the meaning set forth in Section 3.8.

            "Company" has the meaning set forth in the preamble.

            "Company 10-K" means the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as amended.

            "Company Acquisition Agreement" has the meaning set forth in Section 4.2(d).

            "Company Board" has the meaning set forth in the recitals.

            "Company Charter Documents" means the Certificate of Incorporation and Bylaws of the Company, each as amended.

            "Company Common Stock" has the meaning set forth in Section 2.2(a).

            "Company Disclosure Schedule" has the meaning set forth in Article II.

            "Company Financial Advisor" has the meaning set forth in Section 2.14.

            "Company Incentive Plans" means (i) the 2005 Stock Incentive Plan, as amended, of the Company and (ii) the 2009 Equity Incentive Plan, as amended and restated, of the Company.

            "Company Intellectual Property" means all Intellectual Property Rights used in or necessary for the conduct of the business of the Company or any of its Subsidiaries, or owned or held for use by or licensed to the Company or any of its Subsidiaries.

            "Company Lease" means any lease, sublease, sub-sublease, license and other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

            "Company Material Adverse Effect" means any change, event, circumstance, effect, development, occurrence or state of facts that, individually or in the aggregate: (i) is material and adverse to the business, condition, properties, assets, liabilities (contingent or otherwise), results of operations or financial condition of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed in itself to constitute, and that none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect: (a) any change generally affecting the economy, financial markets or political, economic or regulatory conditions in the United States or any other geographic region in which the Company and its Subsidiaries conduct business (except, in each case, to the extent that the Company and its Subsidiaries taken as a whole are disproportionately adversely affected relative to other participants in the industries in which the Company and its Subsidiaries participate), (b) general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein, (c) conditions (or changes therein) in any industries in which the Company operates (including seasonal fluctuations) to the extent that such conditions do not disproportionately have a greater adverse impact on the Company and its Subsidiaries, taken as a whole, relative to other companies operating in such industries, (d) the announcement or pendency of this Agreement and the Transactions, including any Actions, challenges or investigations to the extent relating to this Agreement or the Transactions made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) and any impact on vendors, customers and suppliers of and to the Company (provided that with respect to the use of the term "Company Material Adverse Effect" in Sections 2.3(c) and 2.4, the exceptions set forth in this clause (d) shall not apply), (e) changes in applicable Law or GAAP (or, in each case, any interpretations thereof), (f) a decline in the price of the Company Common Stock on NASDAQ or any other market in which such securities are quoted for purchase and sale (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect if such facts and circumstances are not otherwise described in subclauses (a)-(j) of clause (i) of this definition), (g) any acts of terrorism or war or any escalation thereof or any weather related event, fire or natural disaster (except, in each case, to the extent that the Company and its Subsidiaries taken as a whole are disproportionately adversely affected relative to other participants in the industries in which the Company and its Subsidiaries participate), (h) the identity of Parent or any of its Affiliates as the acquiror of the Company or any facts or circumstances concerning Parent or any of its Affiliates, (i) compliance with the terms of, the taking of any action required or the failure to take any action prohibited by, this Agreement or the taking of any action consented to in writing or requested in writing by Parent or Merger Sub, or (j) any failure by the Company to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect if such facts and circumstances are not otherwise described in subclauses (a)-(i) of clause (i) of this definition); or (ii) has a material adverse effect on the Company's ability to, in a timely manner, perform its obligations under this Agreement or consummate the Transactions.

            "Company Plans" has the meaning set forth in Section 2.11(a).

            "Company Preferred Stock" has the meaning set forth in Section 2.2(a).

            "Company Recommendation" has the meaning set forth in Section 2.3(b).

            "Company Reports" has the meaning set forth in Section 2.5(a).

            "Company Restricted Shares" has the meaning set forth in Section 1.7.

            "Company SEC Documents" means all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed with or furnished to the SEC, together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein.

            "Company Stockholder Approval" has the meaning set forth in Section 2.3(d).

            "Company Stockholders" has the meaning set forth in the recitals.

            "Company Transaction Expenses" means (i) all out-of-pocket costs, fees and expenses of the Company and its Subsidiaries (including all costs, fees and expenses of the Company's counsel, accountants, financial advisors and investment bankers and any change of control or similar payments to be made) incurred by or on their behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the filing of any required notices under applicable Antitrust Laws or other regulations and all other matters related to the Merger and the other Transactions, other than printer costs fees and expenses, costs, fees and expenses of compliance with the requirements of the HSR Act and costs, fees and expenses incurred in the defense of any securityholder litigation against the Company or its directors relating to the Transactions (ii) if the Put Right has not been waived by Unifa on terms reasonably satisfactory to Parent prior to the Closing, an amount equal to the Company's estimated liability for the Put Right, calculated using the Company's historical valuation method for the Put Right liability to the extent consistent with the Joint Venture Agreement (and taking into account any set-off rights to the extent enforceable under applicable Law).

            "Confidentiality Agreement" has the meaning set forth in Section 4.6(a).

            "Consultants" has the meaning set forth in Section 4.6(b).

            "Contract" has the meaning set forth in Section 2.3(c).

            "Continuing Employee" has the meaning set forth in Section 4.12(a).

            "Copyrights" has the meaning set forth in the definition of Intellectual Property Rights.

            "D&O Insurance" has the meaning set forth in Section 4.8(c).

            "Debt Commitment Letter" has the meaning set forth in Section 3.8.

            "Debt Financing" has the meaning set forth in Section 3.8.

            "Debt Financing Parties" means the Persons that have committed to provide or otherwise entered into agreements to provide the Debt Financing (or any alternative or replacement Debt Financing) in connection with the Transactions contemplated hereby and any agent or arrangers thereof, including the parties to the financing commitments in the Debt Commitment Letter and in any joinder agreements, credit agreements or other financing agreements relating thereto, together with each former, current and future Affiliate thereof and each former, current and future officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such person or Affiliate or the heirs, executors, successors and assigns of any of the foregoing.

            "DGCL" means the Delaware General Corporation Law.

            "Dissenting Shares" has the meaning set forth in Section 1.9(h).

            "Dissenting Stockholder" has the meaning set forth in Section 1.9(h).

            "Distribution" means any dividend on, or any other distribution in respect of, any of the Company's outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests.

            "Effective Time" has the meaning set forth in Section 1.3.

            "Environmental Laws" means all Laws concerning pollution or protection of the environment, greenhouse gases, natural resources, wildlife, wetlands or health and safety, including all laws relating to the presence, use, generation, handling, treatment, storage, disposal, management, Release or threatened Release of, or exposure to, any Hazardous Materials, or preservation or reclamation of natural resources.

            "Equity Commitment Letter" has the meaning set forth in Section 3.8.

            "Equity Financing" has the meaning set forth in Section 3.8.

            "ERISA" has the meaning set forth in Section 2.11(a).

            "ERISA Affiliate" has the meaning set forth in Section 2.11(a).

            "Exchange Act" has the meaning set forth in Section 2.4.

            "Exchange Fund" has the meaning set forth in Section 1.9(a).

            "Expenses" means all out-of-pocket fees and expenses of Parent and Merger Sub (including all fees and expenses of Parent's and Merger Sub's respective counsel, accountants, financial advisors and investment bankers), incurred by or on their behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the filing of any required notices under applicable Antitrust Laws or other regulations and all other matters related to the Merger and the other Transactions.

            "Fairness Opinion" has the meaning set forth in Section 2.14.

            "Filed Company SEC Documents" means the Company Reports filed by the Company and publicly available prior to the date of this Agreement.

            "Financing" has the meaning set forth in Section 3.8.

            "GAAP" means generally accepted accounting principles in the United States.

            "Governmental Authority" means any supranational, foreign, domestic, state, municipal or local government, political subdivision or any department, court, arbitrator, commission, board, bureau, regulatory or administrative agency, instrumentality or other authority thereof, or any other governmental or quasi-governmental authority (including any government-sponsored enterprise such as Fannie Mae or Freddie Mac).

            "Guarantor" has the meaning set forth in the recitals.

            "Guaranty" has the meaning set forth in the recitals.

            "Hazardous Materials" means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as "hazardous", "toxic", a "pollutant", a "contaminant", "radioactive", a "universal waste" or words of similar meaning or effect or which can give rise to liability under any Environmental Law.

            "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "Indemnitee" has the meaning set forth in Section 4.8(a).

            "Indebtedness" means without duplication (a) all indebtedness for borrowed money, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired and subject thereto; (c) all guarantees, endorsements and other contingent obligations in respect of Indebtedness of others; (d) the deferred portion or installments of purchase price, and any amounts reserved for the payment of a contingent purchase price, in connection with the acquisition of any business; (e) obligations to reimburse issuers of any letters of credit (but only to the extent drawn without duplication of other indebtedness supported or guaranteed thereby); (f) any obligation evidenced by bonds, debentures, notes or similar instruments; and (g) capital lease obligations, with such lease obligations to be determined in accordance with GAAP; provided that Indebtedness shall not include (x) operating leases or (y) accounts payable, accrued expenses, accrued income Taxes and deferred income Tax liability.

            "Intellectual Property Rights" means all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (i) patents, patent applications, any reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof (collectively, "Patents"); (ii) trademarks, service marks, trade names (whether registered or unregistered), service names, industrial designs, brand names, domain names, trade dress rights, identifying symbols, logos, emblems, signs or insignia, and including all goodwill associated with the foregoing; (iii) copyrights, whether registered or unregistered (including copyrights in computer software programs), mask work rights and registrations and applications therefore (collectively, "Copyrights"); (iv) confidential, proprietary or other nonpublic information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, inventions (whether or not patentable and whether or not reduced to practice), concepts, trade secrets, discoveries, ideas and technical data and information, in each case which derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and which is the subject of reasonable efforts to maintain its secrecy, excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents; and (v) all applications and registrations related to any of the foregoing clauses (i) through (iv).

            "Intervening Event" means a material event, development, occurrence, state of facts or change that was not known or reasonably foreseeable to the Company Board, on the date of this Agreement, which event, development, occurrence, state of facts or change becomes known to the Company Board before the Company Stockholder Approval; provided, that (i) in no event shall any action taken by either party pursuant to and in compliance with the affirmative covenants set forth in Section 4.3 of this Agreement, and the consequences of any such action, constitute an Intervening Event, (ii) in no event shall any event, development, occurrence, state of facts or change that has had or would reasonably be expected to have an adverse effect on the business, financial condition or operations of Parent or any of its Affiliates constitute an Intervening Event with respect to the Company unless such event, development, occurrence, state of facts or change has had or would be reasonably likely to have a Parent Material Adverse Effect and (iii) in no event shall the receipt, existence of or terms of a Takeover Proposal or any inquiry relating thereto or the consequences thereof constitute an Intervening Event.

            "Joint Venture Agreement" means that certain Joint Venture Agreement, dated July 21, 2010, made between Unifa GmbH, Unifa Premium GmbH, Mr. Reinhard Haase, True Religion Brand Jeans Germany GmbH and Guru Denim, Inc.

            "Knowledge of the Company" means the actual knowledge, after reasonable inquiry under the circumstances (but only to the extent of each such individual's area of responsibility), of the Chief Executive Officer, the President, the Chief Financial Officer, the General Counsel, the Vice President-Information Technology and the Tax Manager of the Company.

            "Knowledge of Parent" means the actual knowledge, after reasonable inquiry under the circumstances (but only to the extent of each such individual's area of responsibility), of Andrew Rolfe, Travis Nelson and Glenn Miller.

            "Laws" has the meaning set forth in Section 2.8.

            "Letter of Transmittal" has the meaning set forth in Section 1.9(b)(i).

            "Liabilities" means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, known or unknown matured or unmatured or determined or determinable, including those arising under any Law, those arising under any contract or permit and those arising as a result of any act or omission.

            "Liens" has the meaning set forth in Section 2.1(c).

            "Marketing Period" means the first period of twenty (20) consecutive Business Days after the date of this Agreement during which (a) Parent shall have received from the Company all of the Required Information, and during which period such information shall not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the Required Information not misleading, and (b) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 5.1 and Section 5.2 (other than conditions that by their nature are to be satisfied at the Closing) to fail to be satisfied assuming the Closing were to be scheduled for any time during such twenty (20) consecutive Business Day period; provided, that the Marketing Period shall end on any earlier date that is the date on which the full proceeds to be provided to Parent by the Financing or Alternative Financing are made available to Parent to complete the Merger, and provided, further, that the Marketing Period (i) shall exclude the days from and including July 3, 2013 to and including July 7, 2013 and (ii) shall be required to conclude on or prior to August 16, 2013 or commence after September 3, 2013, and provided, further, that if the Marketing Period commences after September 3, 2013 solely as a result of the foregoing clause (ii), or after

    October 25, 2013, it shall be a period of fifteen (15) consecutive Business Days instead of twenty (20) consecutive Business Days.

            "Material Contract" has the meaning set forth in Section 2.12(a).

            "Maximum Amount" has the meaning set forth in Section 4.8(c).

            "Merger" has the meaning set forth in the recitals.

            "Merger Consideration" has the meaning set forth in Section 1.4(a).

            "Merger Sub" has the meaning set forth in the preamble.

            "New Debt Commitment Letter" has the meaning set forth in Section 4.13(b).

            "Notice of Intended Recommendation Change" has the meaning set forth in Section 4.2(e).

            "NASDAQ" means the Nasdaq Global Select Market.

            "Order" means any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Authority.

            "Parent Material Adverse Effect" has the meaning set forth in Section 3.1.

            "Parent" has the meaning set forth in the preamble.

            "Patents" has the meaning set forth in the definition of Intellectual Property Rights.

            "Paying Agent" means a bank or trust company reasonably satisfactory to the Company appointed by Parent to act as paying agent for payment of the Merger Consideration.

            "Permits" has the meaning set forth in Section 2.8.

            "Permitted Exceptions" means: (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Parent in the VDR or incurred subsequent to the date of any of such policies of title insurance which do not impair in any material respect the continued use of the property to which they relate in the conduct of the business currently conducted thereon; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet due or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Filed Company SEC Documents in accordance with GAAP; (iii) mechanics', materialmens', architects', carriers', workers', repairers' or other similar Liens arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition of the Company and its Subsidiaries taken as a whole, or if material, are disclosed in the Filed Company SEC Documents and that are not resulting from a breach, default or violation by the Company or any of its Subsidiaries of any Contract or Law; and (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Authority, that, individually or in the aggregate, would not be reasonably expected to impair in any material respect the continued use of the property to which they relate in the conduct of the business currently conducted thereon.

            "Permitted Investments" means (i) bank deposits with commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available); (ii) investments in any readily accessible money market fund with assets under management of at least $10 billion that invests solely in U.S. Government Securities; provided, however, that the funds deposited in any such fund may not represent more than 2% of the assets in such fund; (iii) investments in any prime money market fund with assets in excess of $35 billion, provided that no more than $750 million of the funds may be invested in any single such fund; or (iv) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than six (6) months from the date hereof.

            "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

            "Proxy Date" has the meaning set forth in Section 4.4(c).

            "Proxy Statement" has the meaning set forth in Section 4.4(a).

            "Proxy Statement Clearance Date" means the date on which the SEC has, orally or in writing, confirmed that it has no further comments on the Proxy Statement, including the first date following the tenth (10th) day following the filing of the preliminary Proxy Statement if the SEC has not informed the Company that it intends to review the Proxy Statement.

            "Put Right" means Unifa's right pursuant to the Joint Venture Agreement to exercise the Put Option (as defined in the Joint Venture Agreement) prior to July 21, 2015.

            "Registered Intellectual Property" has the meaning set forth in Section 2.13(a).

            "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.

            "Representatives" has the meaning set forth in Section 4.2(a).

            "Required Information" means (a) audited consolidated balance sheets of the Company as at December 31, 2012 and December 31, 2011 and related statements of income and cash flows of the Company for the fiscal years ended at December 31, 2012, December 31, 2011 and December 31, 2010, (b) an unaudited balance sheet and related statements of income and cash flows of the Company together with its Subsidiaries for each subsequent fiscal quarter ended at least 45 days prior to the Closing Date and (c) other information necessary for the preparation of a customary confidential information memorandum in respect of the Debt Financing; provided that Required Information pursuant to this clause (c) shall not include (i) any financial information concerning the Company that the Company does not maintain in the ordinary course of business or (b) any other information not reasonably available to the Company under its current reporting systems, unless any such information referred to in clause (i) or (ii) above would be required so that any offering document would not contain any untrue statement of a material fact or omit a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, further, that if the Company shall in good faith reasonably believe that it has provided the Required Information, it may deliver to Parent written notice to that effect (stating when it believes it completed any such delivery), in which case the Company shall be deemed to have delivered the Required Information on the date specified in such notice unless Parent in good faith reasonably believes that Company has not delivered the Required Information and, within two Business Days after the receipt of such notice from Company, Parent delivers a written notice to Company to that effect and stating with specificity which information is required to complete the Required Information.

            "Reverse Termination Fee" means $58,439,000.

            "SEC" means the Securities and Exchange Commission.

            "Securities Act" has the meaning set forth in Section 2.1(c).

            "Shares" has the meaning set forth in Section 1.4(a).

            "Solvent" has the meaning set forth in Section 3.12.

            "Stockholders' Meeting" has the meaning set forth in Section 4.4(c).

            "Subsidiary" when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party's consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned or controlled by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

            "Superior Proposal" means an unsolicited, bona fide, written Takeover Proposal that was made in circumstances not involving a breach of Section 4.2 of this Agreement (provided, that for purposes of this definition all references to 20% contained in the definition of "Takeover Proposal" shall be deemed to be references to 50%) which the Company Board determines in good faith, After Consultation, to be more favorable to the Company Stockholders, from a financial point of view, than the Merger, in each case taking into account all financial, legal, financing, regulatory and other aspects of such Takeover Proposal that are reasonably relevant to a determination of the likelihood of consummation of such Takeover Proposal (including the reputation of the Person or group making the Takeover Proposal) and further taking into account at any time of determination any changes to the terms and conditions of this Agreement that are then offered in writing by Parent.

            "Suppliers" has the meaning set forth in Section 2.17.

            "Surviving Corporation" has the meaning set forth in Section 1.1.

            "Takeover Proposal" means any inquiry, proposal or offer from any Person or "group" (as defined for purposes of Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any of the following, or an expression by any Person or "group" (as defined for purposes of Section 13(d) of the Exchange Act) that it is considering or may engage in the following: (A) a direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of the Company's consolidated assets or to which 20% or more of the Company's revenues or earnings on a consolidated basis are attributable, (B) a direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 20% or more of the outstanding shares of any class of equity securities of the Company or securities of the Company representing more than 20% of the voting power of the Company, (C) a tender offer or exchange offer that if consummated would result in any Person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of any class of equity securities of the Company or securities of the Company representing more than 20% of the voting power of the Company or (D) a merger, consolidation, share exchange, business combination, joint venture, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries that, if consummated, would have the effect set forth in clause (A) or clause (B); in each case, other than the Transactions.

            "Tax Returns" means any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental

    Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            "Tax" or "Taxes" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes (in the case of all such taxes, whether the tax base is modified or not), customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (i), and (iii) any liability in respect of any items described in clauses (i) or (ii) payable by reason of contract, assumption, transferee or successor liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

            "Termination Fee" means $29,219,000.

            "Transactions" refers collectively to the transactions contemplated by the Agreement, including the Merger.

            "Unifa" means Unifa Premium GmbH and its Affiliates.

            "U.S. Government Securities" means securities that are (i) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America which, in either case, are not callable or redeemable at the option of the issuer thereof and shall also include (a) a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended), as custodian, with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by Law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt and (b) reverse repurchase agreements in respect of the securities described above.

            "VDR" means the virtual data room with project name "Project States 2012" hosted by Merrill Corporation as of 12:00 P.M. (New York City time) on May 8, 2013.

            "Walk-Away Date" means November 10, 2013; provided that if the Closing Date would occur on or prior to November 10, 2013 except for the failure to complete the Marketing Period, the Walk-Away Date shall be the earlier of (i) the third (3rd) Business Day following the completion of the Marketing Period and (ii) November 22, 2013.

        Section 7.12.    Interpretation.

          (a)   When a reference is made in this Agreement to an Article, a Section, Annex or Schedule, such reference shall be to an Article of, a Section of, or an Annex or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word "will" when used in this Agreement shall be construed to have the same meaning and effect of the word "shall". The word "or" when used in this Agreement is not exclusive. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

          (b)   The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

        Section 7.13.    Certain Lender Agreements.    Notwithstanding anything to the contrary in this Agreement, each party hereto agrees that Section 6.3(f), Section 6.3(g), Section 7.7(c), Section 7.8 and this Section 7.13 are intended for the benefit of, and shall be enforceable by, the Debt Financing Parties (and their respective Affiliates) as express third party beneficiaries thereof.

[signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

TRLG HOLDINGS, LLC
By:
Name:
Title:
TRLG MERGER SUB, INC.
By:
Name:
Title:
TRUE RELIGION APPAREL, INC.
By:
Name:
Title:

[Signature page to Merger Agreement]

QuickLinks

  Exhibit 2.1
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
ARTICLE I THE MERGER
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE IV ADDITIONAL COVENANTS AND AGREEMENTS
ARTICLE V CONDITIONS TO THE MERGER
ARTICLE VI TERMINATION
ARTICLE VII MISCELLANEOUS